Exhibit 10.1

AMENDED AND RESTATED CREDIT FACILITY AGREEMENT AMENDMENT 2

This AMENDED AND RESTATED CREDIT FACILITY AGREEMENT AMENDMENT 2 (“Amendment 2”) is made as of May 18, 2020 (the “Amendment 2 Effective Date”), by and among TRANSCAT, INC. (“Borrower”), a corporation formed under the laws of the State of Ohio with offices at 35 Vantage Point Drive, Rochester, New York 14624, and MANUFACTURERS AND TRADERS TRUST COMPANY (“Lender”), a New York banking corporation, with offices at 3 City Center, 180 S. Clinton Avenue, Rochester, New York 14604.

WHEREAS, Borrower and Lender are parties to an Amended and Restated Credit Facility Agreement dated October 30, 2017, as amended pursuant to a certain Amended and Restated Credit Facility Agreement Amendment 1 dated December 10, 2018 (as further amended, modified and supplemented from time to time, the “Credit Agreement”), pursuant to which the Lender has made certain loans and financial accommodations available to Borrower; and

WHEREAS, Borrower has requested that the Lender amend the Credit Agreement to increase Lender’s Revolving Credit Commitment from $30,000,000 to $40,000,000, and the Lender is willing to accommodate Borrower's request on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the agreements and provisions herein contained, effective on the Amendment 2 Effective Date, the parties hereby agree as follows:

1. Definitions. All terms used herein that are defined in the Credit Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

2. Amendments.

(a)          Credit Agreement. The Credit Agreement, including the Schedules attached thereto, is hereby amended to delete the red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~); and (ii) to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the marked copy of the Credit Agreement attached as Annex A hereto and made a part hereof for all purposes.

3. Conditions to Effectiveness of this Amendment 2. This Amendment 2 is subject to satisfaction of each of the following conditions to the satisfaction of the Lender:

(a)       The Lender shall have received such Loan Documents as Lender may request, in form and substance satisfactory to the Lender, including a Second Amended and Restated Revolving Credit Note and a Reaffirmation of Guaranties, Security Agreements and Pledges.

(b)       The Borrower shall have delivered evidence satisfactory to the Lender of the due authorization, execution, delivery and performance of Amendment 2 and the related Loan Documents.

(c)       The Borrower shall have delivered to the Lender (i) certificates of good standing from appropriate governmental officials to the effect that it is validly subsisting in good standing in its jurisdictions of formation and qualification, which shall be reasonably satisfactory to the Lender in all respects.

(d)       The representations and warranties of the Loan Parties contained herein shall be true and correct in all material respects.

(e)       No suit, investigation or proceeding pending in any court or before any arbitrator or Governmental Authority that can reasonably be expected to have a Material Adverse Effect on the Loan Parties shall be pending or overtly threatened.

(f)       Since the Closing Date, there shall have been no change, circumstance, or occurrence that has had a Material Adverse Effect.

(g)       There shall exist no Default or Event of Default.

(h)       The Borrower shall have paid all costs and expenses, including legal fees and disbursements, of the Lender related to this Amendment 2.

4. Representations and Warranties. In order to induce Lender to enter into this Amendment 2 and take the other actions provided for herein, Borrower represents and warrants to each Lender that the following statements are true and correct in all respects:

(a)       Authority. Each of the Loan Parties has the requisite corporate power and authority to execute and deliver this Amendment 2 and any other Loan Documents delivered in connection therewith, and to perform its obligations hereunder and under such Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by each of the Loan Parties of this Amendment 2 and the other Loan Documents delivered in connection herewith have been duly approved by all necessary corporate or company action and no other corporate or company proceedings are necessary to consummate such transactions.

(b)       Enforceability. This Amendment 2 and the related Loan Documents have been duly executed and delivered by the Loan Parties. This Amendment 2 and the related Loan Documents are the legal, valid and binding obligations of the Loan Parties, enforceable against each of them respectively in accordance with their terms, and are in full force and effect.

(c)       Representations and Warranties. The representations and warranties contained in in this Amendment 2 and in the Credit Agreement and supporting Schedules,

are correct on and as of the date hereof as though made on and as of the date hereof (notwithstanding that by the terms of the Credit Agreement they were made as of a date other than the date hereof).

(d)       Litigation. As of the date hereof there is no action, suit or proceeding at law or in equity by or before any court or any Governmental Authority pending or, to the knowledge of the Loan Parties threatened against or affecting the Loan Parties that can reasonably be expected to have a Material Adverse Effect on the Loan Parties.

(e)       No Contravention. The execution, delivery and performance of this Amendment 2 by the Borrower have received all necessary governmental approvals, if any, and do not contravene any law of contractual restrictions binding on Borrower.

(f)       No Default. No event has occurred and is continuing that constitutes a Default or an Event of Default.

(g)       Subsidiaries. The Borrower and Loan Parties are in compliance with Section 6.9 of the Credit Agreement.

5. General Confirmations and Amendments.

(a)       Continuing Effect. Except as specifically provided herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.

(b)       No Waiver. The execution, delivery and effectiveness of this Amendment 2 shall not, except as expressly provided herein, operate as a modification, acceptance or waiver of any right, power or remedy of the Lender under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents, except as specifically set forth herein.

(c)       Reference to and Effect on the Loan Documents. Upon and after the effectiveness of this Amendment 2, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment 2, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

6. Miscellaneous.

(a)       Governing Law. This Amendment 2 shall be governed by, and construed in accordance with, the internal laws of the State of New York.

(b)       Severability. The provisions of this Amendment 2 are severable, and if any subsection or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Amendment 2 in any jurisdiction.

(c)       Counterparts. This Amendment 2 may be executed in any number of counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

(d)       Binding Effect; Assignment. This Amendment 2 shall be binding upon and inure to the benefit of Borrower and the Lender and their respective successors and assigns; provided, however, that the rights and obligations of Borrower under this Amendment 2 shall not be assigned or delegated without the prior written consent of the Lender.

IN WITNESS WHEREOF, the parties have caused this Amendment 2 to be executed by their duly authorized representatives by their signatures below as of the date first above written.

[Remainder of page intentionally left blank.]

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Nicholas Synan
Nicholas Synan
Vice President

TRANSCAT, INC.

By:	/s/ Michael Tschiderer
Vice President of Finance
Chief Financial Officer

[Signature Page – Amended and Restated Credit Facility Agreement Amendment 2]

ANNEX A

Amended Credit Agreement

(Attached)

AMENDED AND RESTATED CREDIT FACILITY AGREEMENT

This AMENDED AND RESTATED CREDIT FACILITY AGREEMENT (“2017 Agreement” and “Agreement”) is made as of the 30th day of October, 2017, by and among TRANSCAT, INC. (“Borrower”), a corporation formed under the laws of the State of Ohio with offices at 35 Vantage Point Drive, Rochester, New York 14624, and MANUFACTURERS AND TRADERS TRUST COMPANY (“Lender”), a New York banking corporation, with offices at 3 City Center, 180 S. Clinton Avenue, Rochester, NY 14604.

Reference is made to the Credit Facility Agreement made between Borrower and Lender dated September 20, 2012, as amended by Credit Facility Agreement Amendment 1 dated August 26, 2014, Credit Facility Agreement Amendment 2 dated December 30, 2015, and Credit Facility Agreement dated March 31, 2016 (collectively, the “2012 Agreement”). This Agreement continues the obligations under, but amends, restates and replaces in its entirety, the 2012 Agreement. Nothing contained in this Agreement shall be construed to be payment of the obligations of the Borrower under the 2012 Agreement or to extinguish, release, or discharge, or constitute, create, or effect a novation of, or an agreement to extinguish, the obligations of the Borrower with respect to the 2012 Agreement. References in all documents and agreements between and among the Loan Parties and any of them and Lender to the 2012 Agreement shall be deemed to be references to this Agreement and all collateral for the obligations under the 2017 Agreement shall be Collateral hereunder.

ARTICLE 1 - DEFINITIONS AND INTERPRETATIONS

1.1              Definitions. The following terms shall have the following meanings unless otherwise expressly stated herein:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Affiliate” means any Person which directly or indirectly, or through one or more intermediaries, Controls or is Controlled by or is under Common Control with the applicable Person; provided, however, that the neither Lender, nor any its Affiliate, shall be considered an Affiliate of any Loan Party.

“Agreement” means this Amended and Restated Credit Facility Agreement, as amended, supplemented, modified or restated from time to time.

“Amendment 1” means Amended and Restated Credit Facility Agreement Amendment 1 made between Borrower and Lender effective as of the Amendment 1 Effective Date.

“Amendment 1 Effective Date” means December 10, 2018.

“Amendment 2” means Amended and Restated Credit Facility Agreement Amendment 2 made between Borrower and Lender effective as of the Amendment 1 Effective Date.

“Amendment 2 Effective Date” means May 18, 2020.

“Applicable Rate” means the per annum percentage points shown in the applicable column of the table below based on the applicable Leverage Ratio, calculated for Borrower on a consolidated basis with its Subsidiaries and without duplication in accordance with GAAP:

Level	Leverage Ratio	Applicable LIBOR Margin	Applicable Unused Fee
I	~~≥2.50~~>4.25 to 1.00	~~2.15%~~2.95%	~~0.25%~~0.30%
II	~~≥ 2.00~~> 2.75 and ~~<2.50~~≤ 4.25 to 1.00	~~1.90%~~2.45%	0.25%
III	> 2.00 and ≤ 2.75 to 1.00	2.00%	0.25%
~~III~~IV	~~≥~~> 1.50 and ~~<~~≤ 2.00 to 1.00	1.65%	0.25%
~~IV~~V	~~≥~~> 1.00 and ~~<~~≤ 1.50 to 1.00	1.20%	0.20%
~~V~~VI	~~<~~≤ 1.00 to 1.00	0.75%	0.20%

The Applicable Rate on the date of this Agreement shall be determined based upon the certificate of the Chief Financial Officer of Borrower delivered pursuant to Section 5.1(m). As of the date of this Agreement Level II is applicable. Commencing with the end of the quarter ending on or about September 30, 2017, changes, if any, in the Level applicable to Loans will be effective on the fifth Business Day following receipt of a Compliance Certificate showing a different level should be applied. In the event that any Compliance Certificate is not delivered by the date required, pricing will revert to Level I until the fifth (5th) day following the date of delivery of the delayed Compliance Certificate, at which time pricing will be adjusted to the applicable level shown by such Compliance Certificate. Upon the occurrence of a Default or Event of Default, the Applicable Rate shall immediately be adjusted to Level I and no reduction shall occur thereafter unless the Default or Event of Default is waived in writing by the Lender.

“Automatic Adjustment Rate Determination Date” means, with respect to LIBOR Loans other than Daily LIBOR Loans, two (2) LIBOR Business Days before the first day of the applicable Interest Period.

“Automatic Continuation Option” means, with respect to any LIBOR Loan, the option to have the then-current Interest Period duration, as previously selected by Borrower, remain the same for the succeeding Interest Period.

“Banking Services” means each and any of the following bank services provided to any Loan Party by the Lender or any of its Affiliates: (a) credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Breakage Costs” means amounts covered by Section ~~3.7~~3.88.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banking institutions in New York, New York are authorized or required by law or other governmental action to remain closed for business, and as applicable to LIBOR Loans, that is also a day on which dealings in United States dollar deposits are carried on by banking institutions in the London interbank market.

“Capital Expenditure” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” means the obligations of the applicable Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares at any time representing in the aggregate more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated, or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Lender for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets or property of whatever kind and nature with respect to which the Lender has a Lien under any Security Document.

“Compliance Certificate” the covenant compliance certificate delivered on a fiscal quarterly basis by Borrower to Lender in the form of Exhibit A attached hereto, including (i) a certification of the Chief Financial Officer of Borrower certifying that no Event of Default or Default has occurred, or if a Default has occurred identifying it and describing any planned response, and (ii) a certification to the accuracy of an attached schedule showing computation of financial covenants contained in Article 8 hereof.

“Continuation Date” means the date that Borrower’s election to continue a LIBOR Loan for another Interest Period becomes effective in accordance with this Agreement.

“Controls” (including the terms “Controlled By” or “Under Common Control”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Date” means the date that Borrower’s election to convert a LIBOR Loan to a LIBOR Loan with another Interest Period becomes effective in accordance with this Agreement.

“Daily LIBOR Loan” means a LIBOR Loan with respect to which the rate is adjusted and determined daily.

“Default” means any event, action, inaction, occurrence, or condition which with notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” means the rate described in Section ~~3.10~~3.11.

“Domestic Subsidiaries” means any domestic Subsidiary which has assets in the aggregate of at least $100,000.

“Draw Date” means in relation to each Loan, the date that such Loan is made or deemed to be made to Borrower pursuant to this Agreement.

“EBITDA” means, for any Person for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period and (v) any other non-cash charges for such period, including compensation expense from options or stock grants (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write off of inventory, asset impairment (other than goodwill) or reserve expense), minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Environment” means any water, including, but not limited to, surface water and ground water or water vapor; any land, including land surface or subsurface; stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.

“Environmental Laws” means all present and future federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the regulations, rules, ordinances, bylaws, policies, guidelines, procedures, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

“Environmental Permits” means all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of the Improvements and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether incorporated or unincorporated) which together with the Borrower is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” means the occurrence of any event described in Section 10.1.

“Excluded Taxes” means, with respect to the Lender, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which it is organized or in which its principal office is located or in which its applicable lending office is located, and/or (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located.

“Facility” means the Revolving Credit Facility or the Term Loan B Facility, as the case may be.

“Financial Statements” means Borrower’s audited consolidated financial statement and internally prepared quarterly financial statement described in Section 4.6(a).

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower ending on or about March 31, June 30, September 30, and December 31 in each year.

“Fiscal Year” means the annual accounting period of Borrower ending on or about March 31 of each year.

“Fixed Charges” means with reference to any period and calculated for the Borrower and its Subsidiaries on a consolidated basis without duplication, the sum of (i) cash Interest Expense, (ii) prepayments, if any, of the Term Loan B, (iii) prepayments, if any, of the Revolving Credit Loans that are required due to a permanent termination or reduction of the Revolving Line Commitment, (iv) scheduled principal payments, (v) loan fees on Indebtedness due during such period, (~~v~~vi) expense for taxes paid in cash, (~~vi~~vii) permitted Restricted Payments paid in cash, (~~vii~~viii) Capital Lease Obligation payments and (~~viii~~ix) cash contributions to any Plan.

“Fixed Charge Coverage Ratio” means the ratio, determined as of the end of each of fiscal quarter of the Borrower for the most-recently ended four Fiscal Quarters, of (a) EBITDA minus the unfinanced portion of Capital Expenditures to (b) Fixed Charges, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Forfeiture Action” means any action, including investigations, hearings, and other legal proceedings, before any Governmental Authority that are reasonably expected to result in seizure of any property or asset which could reasonably be expected to have a Material Adverse Effect.

“GAAP” and “Generally Accepted Accounting Principles” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Substances” means, without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, and any other material defined as a hazardous substance in any Environmental Laws including among others the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et. seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801, et. seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901, et. seq.; Articles 15 and 27 of the New York State Environmental Conservation Law or any other federal, state, or local law, regulation, rule, ordinance, bylaw, policy, guideline, procedure, interpretation, decision, order, or directive, whether existing as of the date hereof, previously enforced or subsequently enacted.

“Improvements” means any and all real property and improvements owned, leased or used by any of the Loan Parties.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out and (l) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property or any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property” means:

(a)	(i) patents and patent rights, (ii) trademarks, trademark rights, trade names, trade name rights, corporate names, business names, domain names, trade styles, service marks, logos and general intangibles of like nature, (iii) copyrights, in each case whether registered, unregistered, or under pending registration and, in the case of any such that are registered or under pending registration, whether registered or under pending registration under the laws of the United States or any other country, (iv) industrial designs, and (v) trade secrets, proprietary information, and know-how,
(b)	reissues, continuations, continuations-in-part and extensions of any Intellectual Property referred to in clause (a), and
(c)	rights relating to any Intellectual Property referred to in clause (a) or (b), including rights under applications (whether pending under the laws of the United States or any other country) or licenses relating thereto.

“Interest Expense” means, with reference to any period, the interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP.

“Interest Period” means, (i) with respect to any LIBOR Loan other than a Daily LIBOR Loan, the period commencing on the Draw Date or Continuation Date for such LIBOR Loan and ending on the date that shall be the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) of the calendar month that is one (1), two (2), three (3) or six (6) months after the commencement of such period, in accordance with Borrower’s election made pursuant to the terms of this Agreement; provided, however, that if an Interest Period would end on a day that is not a LIBOR Business Day, such Interest Period shall be extended to the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding LIBOR Business Day, and (ii) with respect to a Daily LIBOR Loan, one day, provided, however, that if an Interest Period would end on a day that is not a LIBOR Business Day, such Interest Period shall be extended to the next succeeding LIBOR Business Day.

“Letter(s) of Credit” means letters of credit described in Section 2.5.

“Letter of Credit Fees” has the meaning given in Section 2.5(c).

“Letter of Credit Obligations” means the sum of the face amount of all outstanding Letters of Credit and all unpaid reimbursement and indemnity obligations under the Reimbursement Agreements related to Letters of Credit.

“Leverage Ratio” means on any date, the ratio of (a) Total Funded Indebtedness on such date to (b) EBITDA for the period of four consecutive Fiscal Quarters ended on such date (or, if such date is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended prior to such date), all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, provided that solely for purposes of Section 8.1, to the extent the Borrower or any Subsidiary makes any acquisition permitted pursuant to Section 7.4 or disposition of assets outside the ordinary course of business that is permitted by Section 7.5 during the period of four Fiscal Quarters of the Borrower most recently ended, the Leverage Ratio shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the disposition of assets, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a financial officer of the Borrower), as if such acquisition or such disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four Fiscal Quarter period.

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest 1/16th of 1%) obtained by dividing (i) the applicable London Interbank Offered Rate as applicable in accordance with the LIBOR Rate selected by Borrower for each Loan, or in the case of Daily LIBOR Loans, each day (or if such day is not a LIBOR Business Day, as fixed in the same manner on the immediately preceding LIBOR Business Day, which day’s rate shall, unless otherwise provided for, apply to the immediately succeeding non-LIBOR Business Days), as set and administered by ICE Benchmark Administration Limited (or such other administrator of LIBOR, as may be duly authorized by the UK Financial Conduct Authority or such other proper authority from time to time) for United States dollar deposits in the London interbank market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable), as determined by the Lender from any broker, quoting service or commonly available source utilized by the Bank, by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on any LIBOR Rate Loan or Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States’ office of a bank to United States’ residents) on such date to any member bank of the Federal Reserve System. Notwithstanding any provision above, the practice of rounding to determine LIBOR may be discontinued at any time in the Lender’s sole discretion. In the event the applicable London Interbank Offered Rate index (“Index”) utilized for determining LIBOR shall, at any time, be less than ~~zero~~one percent (1.00%), such Index shall be deemed to be ~~zero~~one percent (~~0.00~~1.00%) for all purposes herein (the “~~Negative Index Restriction~~LIBOR Floor”). Notwithstanding the foregoing, to the extent an interest rate Swap Agreement between Borrower and the Lender shall at any time be in effect in connection with a credit facility under this Agreement, the ~~Negative Index Restriction~~LIBOR Floor shall not apply to such credit facility during such period as the Swap Agreement is in effect; provided, however, at such time and to the extent such Swap Agreement is terminated, cancelled or otherwise not in effect, the ~~Negative Index Restriction~~LIBOR Floor shall be deemed reinstated.

“LIBOR Business Day” means any day on which dealings in United States dollar deposits are carried on by banking institutions in London that is also a Business Day.

“LIBOR Loan” means any Loan when and to the extent that the interest rate for such Loan is determined by reference to LIBOR.

“LIBOR Rate” means, as selected by the Borrower for the respective LIBOR Loan, the one-month, two-month, three-month or six-month LIBOR, each with an Interest Period of equal duration, or in the case of a Daily LIBOR Loan, the one-month LIBOR with an Interest Period of one day, in all cases plus the Applicable Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means (without duplication) any amount disbursed by Lender to or on behalf of the Borrower under the Loan Documents, whether such amount constitutes an original disbursement of funds or the continuation of any amount outstanding under any Facility, or reimbursement related to Letters of Credit.

“Loan Documents” means the Agreement, each Note, the Security Documents, any Reimbursement Agreements, and all other agreements, documents and certificates executed with, by or in favor of Lender at any time in connection therewith. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantors” means each Loan Party other than the Borrower.

“Loan Guaranty” means each Guaranty in form and substance satisfactory to the Lender, delivered by each Loan Guarantor that is a Domestic Subsidiary, as it may be amended or modified and in effect from time to time.

“Loan Parties” means the Borrower, the Borrower’s Domestic Subsidiaries, and any other Person who executes and delivers a Loan Guaranty or Security Agreement with respect to the Obligations, and their respective successors and assigns.

“Loans” means the loans and advances, or if applicable, portions thereof, made by the Lender pursuant to this Agreement.

“Material Adverse Effect” means (i) a material adverse effect on the business, operations, assets, financial condition, prospects or liabilities of the Borrower or of the Loan Parties taken as a whole, (ii) material impairment of the legal ability of any of the Loan Parties to perform their obligations under this Agreement or any of the Loan Documents in any material respect, (iii) any adverse effect on the binding nature, validity or enforceability of any Loan Document as an obligation of any Loan Party that is a party thereto, and (iv) material impairment of the rights and remedies of the Lender under this Agreement or any of the Loan Documents, including without limitation impairment or unenforceability of the perfection or priority of any Lien held by the Lender.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries, taken as a whole, in an aggregate principal amount exceeding $500,000. For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Minimum Borrowing Amount” means (i) for any Daily LIBOR Loan, any whole dollar increment, and (ii) for any other LIBOR Loan, $250,000, with minimum increments of $100,000 above such amount.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Income” means for the applicable period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary.

“Note(s)” means the Revolving Credit Note, the Term Loan B Note, and any other note made in connection herewith.

“Obligations” means and shall include all of the Loan Parties’ obligations to the Lender or any Affiliate of Lender of any kind or nature, arising now or in the future under or related to the Loan Documents including obligations related to any Note, Letter of Credit Obligations, Banking

Services Obligations, Swap Obligations, other transactions related to the Loan Parties’ dealings with the Lender, interest accruing after the filing of any petition or assignment in bankruptcy or for reorganization by or against the Loan Parties (whether or not such a claim for such post-petition interest is allowed in the proceedings), indemnities, fees, charges, expenses, and amounts payable with respect to Guarantees.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation, or (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Organizational Documents” means, as applicable to the particular Person, the certificate or articles of incorporation or formation, bylaws, operating agreement, certificate of partnership, partnership agreement, management agreements, and other similar documents and agreements related to formation and governance.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“PBGC” means the Pension Benefit Guarantee Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by any Loan Party in a transaction that satisfies each of the following requirements:

(a)	such Acquisition is not a hostile or contested acquisition;
(b)	the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Closing Date and any business activities that are substantially similar, related, or incidental thereto;
(c)	both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Lender has been notified in writing by the Loan Parties that any representation or warranty is not correct and the Lender has explicitly waived in writing compliance with such representation or warranty) and no Default exists, will exist, or would result therefrom;

(d)	as soon as available, but in any event prior to such Acquisition, the Borrower have provided the Lender (i) notice of such Acquisition and financial projections and (ii) a copy of all business and financial information reasonably requested by the Lender including historical financial statements and statements of cash flow;
(e)	if such Acquisition is an acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person shall become a Wholly-Owned Subsidiary of the Borrower and a Loan Party pursuant to the terms of this Agreement;
(f)	if such Acquisition is an acquisition of assets, the Acquisition is structured so that the Borrower shall acquire such assets;
(g)	if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;
(h)	no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could be reasonably expected to have a Material Adverse Effect;
(i)	in connection with an Acquisition of the Equity Interests of any Person, all Liens on property of such Person shall be terminated unless the Lender in its sole discretion consents otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated;
(j)	before and after giving effect to the Acquisition, the Borrower shall be in compliance with all financial covenants contained herein; and
(k)	~~no more than an aggregate of $20,000,000 of~~(i) from the Amendment 1 Effective Date through September 30, 2020, Acquisitions ~~shall have been~~ financed, directly or indirectly, with the Revolving Credit Facility shall have an individual purchase price of no more than $1,000,000 and all such Acquisitions shall have an aggregate purchase price of no more than $3,000,000, and (ii) thereafter, with respect to Acquisitions financed, directly or indirectly, with the Revolving Credit Facility:

(A)       Borrower may make any Acquisition with an individual purchase price of no more than $1,000,000, and

(B)	in ~~each Fiscal Year ending thereafter.~~ the event the Leverage Ratio measured as of the end of the immediately preceding Fiscal Quarter is 3:00 to 1:00 or greater,

(1) if Borrower’s consolidated EBITDA for the immediately preceding Fiscal Quarter is $2,500,000 or greater, Acquisitions over a trailing twelve (12) month period (including any Acquisitions permitted pursuant to subclause (A) above) shall have an aggregate purchase price of no more than $10,000,000, which amount shall exclude the purchase price of the TTE acquisition made in February of 2020, or (2) if Borrower’s consolidated EBITDA for the immediately preceding Fiscal Quarter is $3,000,000 or greater, Acquisitions over a trailing twelve (12) month period (including any Acquisitions permitted pursuant to subclause (A) above) shall have an aggregate purchase price of no more than $15,000,000, which amount shall exclude the purchase price of the TTE acquisition made in February of 2020; and

(C)       in the event the Leverage Ratio measured as of the end of the immediately preceding Fiscal Quarter is less than 3:00 to 1:00, Acquisitions (including any Acquisitions permitted pursuant to subclause (A) above) shall have an aggregate purchase price of not greater than $20,000,000 in the aggregate over a trailing twelve (12) month period (including any Acquisitions permitted pursuant to subclause (A) above).

“Permitted Consignment Inventory” means, provided there exists no Event of Default, inventory in the maximum aggregate amount of $100,000 at any one time which may be held by third parties on a consignment basis for Canadian west coast distribution. The Borrower shall provide to Lender upon its request therefor, a detailed listing of all consignment arrangements and the Inventory thereunder.

“Permitted Encumbrances” means:

(a)	Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.5;
(c)	pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)	deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)	judgment liens in respect of judgments that do not constitute an Event of Default under Section 10.1(k); and
(f)	easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)	investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)	investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)	money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, sole proprietorship, or other entity of any kind or nature including any corporation, partnership, trust, unincorporated organization, limited liability company, unlimited liability company, mutual company, joint stock company, estate, union, employee organization, or Governmental Authority.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest announced by the Lender from time to time as its prime commercial lending rate, which rate is not intended to be the lowest rate of interest charged by Lender to its borrowers.

“Prime Rate Loan” means a Loan when and to the extent that the interest rate for such Loan is determined by reference to Prime Rate.

“Principal Office” means the Lender’s office at 3 City Center, 180 S. Clinton Avenue, Rochester, New York 14604.

“Reimbursement Agreements” has the meaning given to it in Section 2.5(b), and includes any reimbursement agreements made in connection with letters of credit still outstanding issued by Lender for the account of any of the Loan Parties prior to the date of this Agreement.

“Reimbursement Obligations” shall have the meaning assigned to such term in Section 2.5(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” has the same meaning as given to that term in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601(22), and the regulations promulgated thereunder.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower. Notwithstanding, “Restricted Payments” shall exclude an amount up to $2,500,000 during each Fiscal Year used to pay in cash (a) employee tax obligations incurred in connection with the exercise or exercise and sale of Borrower stock options by an employee who elects to “net share” such stock option activity, and (b) employee tax obligations incurred in the “net share” calculations in connection with the granting of stock awards, under the 2003 Incentive Plan.

“Revolving Credit Commitment” means the commitment of the Lender to make Revolving Credit Loans (including the obligation of the Lender to issue Letters of Credit for the account of the Borrower).

“Revolving Credit Facility” means the revolving credit facility established pursuant to Section 2.1 of this Agreement.

“Revolving Credit Loan” means a loan made by the Lender to Borrower under the Revolving Credit Facility.

“Revolving Credit Note” means the Second Amended and Restated Revolving Credit Note issued pursuant to Section 2.2, as such Note may be amended, modified or restated from time to time.

“Revolving Credit Termination Date” means October ~~29~~20, ~~2021~~2022, or such later date as may be agreed by the Lender in its sole discretion in writing.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“SEC” means the United States Securities and Exchange Commission.

“Security Documents” means those documents set forth on Schedule 1.1.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to the Obligations to the written satisfaction of the Lender in its sole discretion.

“subsidiary” means with respect to any Person (the “Parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the Parent or one or more subsidiaries of the Parent or by the Parent and one or more subsidiaries of the Parent.

“Subsidiary” means any subsidiary of the Borrower or a Loan Party, as applicable.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall have the meaning set forth in Section 2.6 hereof.

“Term Loan Facility” means the term loan facility established pursuant to Section 2.6 of this Agreement.

“Term Loan Maturity Date” means October 29, 2022.

“Term Loan Note” means the Term Loan Note issued pursuant to Section 2.7, as such Note may be amended, modified or restated from time to time.

“Term Loan B” shall have the meaning set forth in Section 2.6 hereof.

“Term Loan B Facility” means the term loan facility established pursuant to Section 2.6 of this Agreement.

“Term Loan B Maturity Date” means December 10, 2025.

“Term Loan B Note” means the Term Loan B Note issued pursuant to Section 2.7, as such Note may be amended, modified or restated from time to time. “Total Funded Indebtedness” means, in respect of any Person, (i) all long term Indebtedness of such Person, (ii) all payments in respect of item (i) above that were required to be made within one year prior to the date of any determination of Total Funded Indebtedness, if the obligation to make such payments shall constitute a current liability of the obligor under GAAP (nothing herein shall be construed to include accounts payable), (iii) all capitalized rentals of such Person, and (iv) interest bearing Indebtedness for borrowed money (other than long term Indebtedness) having a maturity of less than one year.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2              Interpretation. This Agreement has been prepared with the cooperation of counsel for each of the parties, and shall not be construed as against any particular party as drafter. Unless otherwise expressly provided in this Agreement, the following interpretations shall apply:

(a)               references in this Agreement to statutes shall include any amendments, modifications, supplements and successors of the same, and any rules and regulations promulgated thereunder,

(b)               definitions of terms herein shall apply equally to the singular and plural forms of the terms defined,

(c)               references to Persons shall include their permitted successors and assigns, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities,

(d)               references to agreements (including exhibits and schedules thereto), instruments, and documents, shall include amendments, supplements, assignments, and replacements subject to any restrictions on amendments, supplements, assignments, and replacements set forth in the Loan Documents,

(e)               references to specific sections, articles, annexes, schedules, and exhibits are to those within or included as part of this Agreement,

(f)                words importing gender shall include the other gender,

(g)               the singular shall include the plural and the plural shall include the singular,

(h)               the words, “including”, “include”, and “includes” shall be deemed to be followed by the words “without limitation”,

(i)                    each authorization herein shall be deemed irrevocable and coupled with an interest,

(j)                 obligations or liabilities of the Loan Parties, or any of them, to which this Agreement makes reference shall be joint and several,

(k)               the words “herein”, “hereof”, and “hereunder” and words of similar import shall refer to this Agreement in its entirety and not to any particular provision hereof,

(l)                 the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights,

(m)                   the word “will” shall have the same meaning and effect as the word “shall”,

(n)               an Event of Default is deemed to be continuing until it has been waived in writing by the Lender, and

(o)               captions and headings are for ease of reference only and shall not affect the construction hereof.

1.3              Accounting Terms, GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that Lender will require an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2 - CREDIT FACILITIES

2.1              Revolving Credit Commitment. The Lender agrees, subject to the terms and conditions of this Agreement, to make Revolving Credit Loans to the Borrower from time to time from the ~~Closing~~Amendment 2 Effective Date up to but not including the Revolving Credit Termination Date in an aggregate principal amount not to exceed at any time outstanding ~~Thirty~~Forty Million Dollars ($~~30,000,000~~40,000,000) (the “Revolving Credit Commitment”) minus the amount of then outstanding Letter of Credit Obligations. Expressly subject thereto, the Borrower may borrow, prepay pursuant to Section 3.3(b), and reborrow under this Section 2.1. Revolving Credit Loans made under the 2012 Agreement that are outstanding on the Closing Date shall remain outstanding as Revolving Credit Loans hereunder.

2.2              Revolving Credit Note. The Borrower’s obligation to pay the principal of, and interest on, the Revolving Credit Loans made by Lender shall be evidenced by ~~an~~a second amended and restated promissory note in the aggregate principal amount of Lender’s Revolving Credit Commitment duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith. The Revolving Credit Note shall be entitled to the benefits of the Loan Documents. Lender will note on its internal records the amount of each Revolving Credit Loan made by it and each payment in respect thereof and prior to any transfer of all or any portion of its Revolving Credit Note will endorse thereon the outstanding principal amount of Revolving Credit Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Revolving Credit Loans.

2.3              Revolving Credit Facility Interest.

(a)               Available Rates. Except as elsewhere provided in this Agreement with respect to Prime Rate Loans, Revolving Credit Loans shall be Daily LIBOR Loan unless in accordance with this Agreement the Borrower has requested that a Revolving Credit Loan be another LIBOR Loan, in which case such Loan shall be the applicable other LIBOR Loans.

(b)               LIBOR Loans. Interest shall accrue each day on each LIBOR Loan, from and including the first day of each Interest Period applicable thereto until, but not including, the last day of each such Interest Period or the day the LIBOR Loan is paid in full (if sooner) at a rate per annum equal to the LIBOR Rate for the applicable Interest Periods, as determined using LIBOR in effect on the dates described in Section 3.1(c), as applicable.

(c)               Prime Rate Loans. Interest shall accrue on Prime Rate Loans, from and including the first date the respective Loan becomes a Prime Rate Loan to, but not including, the day such Prime Rate Loan is paid in full or converted back to a different type of Loan, at the rate per annum equal to the Prime Rate. Any change in the Prime Rate shall be effective on the date of such change.

2.4              Revolving Credit Facility Payments.

(a)               Interest. All accrued interest shall be due and paid on the first day of each month. Except as otherwise provided herein, all accrued and unpaid interest shall be due and paid in full on the Revolving Credit Termination Date.

(b)               Principal. Except as otherwise provided herein, all principal with respect to Revolving Credit Loans shall be due and paid in full on the Revolving Credit Termination Date.

(c)               Unused Commitment Fee. Borrower agrees to pay to the Lender an unused fee equal to the Applicable Rate on the average amount of the Revolving Credit Commitment unused during each Fiscal Year through and including the Revolving Credit Termination Date. Such fee shall be payable on the first day of each November, February, May, and August. The Lender is hereby authorized to charge Borrower’s account with Lender for the amount of such fee. The Lender will send Borrower an invoice setting forth the amount of such fee and the basis upon which it was calculated.

(d)               Reduction of Revolving Credit Commitment. The Borrower shall have the right, upon at least ten (10) Business Days’ notice to the Lender, to terminate in whole or reduce in part the unused portion of the Revolving Credit Commitment on the following terms and conditions:

(i)                 each partial reduction in the Revolving Credit Commitment shall be in the amount of at least $1,000,000, and if greater than $1,000,000, in increments of $1,000,000;

(ii)              no reduction in the Revolving Credit Commitment shall be permitted if, after giving effect thereto, and to any prepayment made therewith, the outstanding and unpaid principal amount of the Revolving Credit Loans plus the Letter of Credit Obligations exceeds the Revolving Credit Commitment; and

(iii)            the Revolving Credit Commitment, once reduced or terminated, may not be reinstated.

(e)               Use of Proceeds. The Revolving Credit Facility, to the extent available, must be used to support Letters of Credit and for working capital, capital expenditures, acquisitions, stock repurchases and general corporate purposes.

2.5              Letters of Credit Subfacility.

(a)               Letters of Credit Subfacility. Subject to the terms and conditions of this Agreement and provided the Borrower complies with all reasonable and customary application requirements of the Lender for issuing letters of credit, prior to the Revolving Credit Termination Date the Lender agrees to issue and extend standby and commercial letters of credit (“Letters of Credit”) for the account of Borrower in amounts approved by the Lender up to an aggregate face amount outstanding at any one time of $2,000,000; provided, however, that (i) unless otherwise agreed by Lender no Letter of Credit shall have an expiration date that is later than the Revolving Credit Termination Date; and (ii) Borrower shall not request that the Lender issue any Letter of Credit, if, after giving effect to such issuance, the sum of the aggregate Letter of Credit Obligations plus the aggregate outstanding principal amount of all outstanding Revolving Credit Loans would exceed the Revolving Credit Commitment. At least two (2) Business Days prior to the date a Letter of Credit is to be issued, the Lender must receive notice from the Borrower (in writing or by confirmed telefacsimile) specifying the proposed terms of the Letter of Credit including the beneficiary, the face amount, the draw terms, the maturity date, and the nature of the transactions or obligations to be supported thereby. All Letters of Credit issued under the 2012 Agreement and outstanding on the Closing Date shall remain outstanding as Letters of Credit covered hereby.

(b)               Reimbursement Agreements. Prior to issuance of each Letter of Credit, the Borrower will execute a Reimbursement Agreement (each a “Reimbursement Agreement”) in form and substance satisfactory to Lender, documenting its Obligations with respect to such Letter of Credit. Obligations under the Reimbursement Agreements are called herein “Reimbursement Obligations”. To the extent of any conflict between the terms of this Agreement and the Reimbursement Agreements or any letter of credit application, the terms of this Agreement shall control.

(c)               Fees. The Borrower will pay to the Lender non-refundable Letter of Credit fees quarterly in arrears, for the period from and excluding the date of issuance of same to and including the date of expiration or termination, on the aggregate outstanding face amount of Letters of Credit calculated at the Applicable Rate (as related to LIBOR Loans) on the basis of a 360-day year for the actual number of days elapsed. Borrower also will pay to the Lender its issuance fees and any and all reasonable and customary administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.

(d)               Reimbursement Payments.

(i)                 To induce the Lender to issue and maintain Letters of Credit, Borrower agrees to pay or reimburse Lender (i) within one (1) Business Day after Borrower receives notice from Lender that any draft or draw request has been properly presented under any Letter of Credit, or, if the draft of draw request is for payment at a future date, within one (1) Business Day before the payment date specified in the draw request, the amount paid or to be paid by the Lender and (ii) promptly, upon demand, the amount of any additional fees Lender customarily charges for confirming, negotiating or amending letter of credit agreements, for honoring drafts and draw requests, and taking similar action in connection with letters of credit. If Borrower does not timely pay or reimburse Lender for any drafts or draw requests paid or to be paid, Lender shall fund the Borrower’s reimbursement obligations under the Revolving Credit Facility and the proceeds of the Revolving Credit Loan shall be retained by Lender to pay Borrower’s unpaid reimbursement obligations. If a sufficient Revolving Credit Loan is available under the Revolving Credit Facility, failure of the Borrower to timely reimburse the Lender for any drafts or draw requests paid or to be paid shall not in and of itself constitute an Event of Default. If a Revolving Credit Loan is not available under the Revolving Credit Facility to fund the reimbursement obligations, then Borrower’s failure to timely reimburse the Lender for any drafts or draw requests paid or to be paid shall constitute an Event of Default and the reimbursement obligation shall constitute a demand obligation for which demand has been made. Borrower’s reimbursement obligations shall accrue interest at the Default Rate applicable to Revolving Credit Loans that are Prime Rate Loans, from the date the Lender pays the applicable draft or draw request through the date the Lender is paid or reimbursed by Borrower, whether by a Revolving Credit Loan or otherwise. Borrower’s obligations under this Section 2.5(d)(i) are absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that Borrower may have at any time against the Lender or any other Person.

(ii)              Lender shall promptly notify Borrower of the date and amount of any draft or draw request presented for honor under any Letter of Credit (but failure to give notice will not affect Borrower’s obligations under this Agreement). Lender shall pay the requested amount upon presentment of a draft or draw request unless presentment on its face does not comply with the terms of the applicable Letter of Credit. When making payment, the Lender may disregard (i) any default or potential default that exists under any other agreement and (ii) obligations under any other agreement that have or have not been performed by the beneficiary or any other Person (and Lender is not liable for any of those obligations). Borrower’s reimbursement obligations to Lender under this Section 2.5(d) are absolute and unconditional irrespective of, and Lender is not responsible for, (A) the validity, enforceability, sufficiency, accuracy, or genuineness of documents or endorsements (even if they are in any respect invalid, unenforceable, insufficient, inaccurate, fraudulent, or forged), (B) any dispute by any Person with or any Person’s claims, setoffs, defenses, counterclaims, or other rights against Lender or any other Person, or (iii) the occurrence of any potential Default or Default.

(iii)            Upon any demand by Lender during the continuance of any Event of Default, Borrower shall provide to Lender cash collateral in an amount equal to one hundred five percent (105%) of the then-existing Letter of Credit Obligations. Any cash collateral provided by Borrower to Lender in accordance with this Section 2.5(d) shall be deposited by Lender in a controlled cash collateral account pledged to the Lender and, (i) upon a draw under such Letters of Credit, Lender may fund Reimbursement Obligations from the cash collateral account, and (ii) upon the surrender of any Letter of Credit, Lender shall deliver the appropriate funds on deposit in such collateral account to Borrower.

(e)               Indemnity. The Borrower hereby agrees to indemnify and hold harmless the Lender from and against any and all losses, liabilities, claims, damages, costs, or expenses of any kind or nature (including consequential damages) that it may incur or that may be claimed against it by reason of or related in any manner to the Letters of Credit; provided, however, that the Borrower shall not be required to indemnify the Lender from and against any such losses, liabilities, claims, damages, costs, or expenses to the extent, but only to the extent, that they are caused by a failure to honor a draw under a Letter of Credit that conforms strictly to the requirements of the Letter of Credit, by a failure to perform contractual obligations, or by the willful misconduct or gross negligence of the Lender. This indemnity obligation shall survive termination of this Agreement.

2.6              Term Loan B. The Lender agrees, subject to the terms and conditions of this Agreement, to make a Term Loan to the Borrower on the Amendment 1 Effective Date in the principal amount of Fifteen Million Dollars ($15,000,000) (the “Term Loan B”). Principal repaid under the Term Loan may not be reborrowed.

2.7              Term Loan B Note. The Borrower’s obligation to pay the principal of, and interest on, the Term Loan B shall be evidenced by a promissory note in the aggregate principal amount of Lender’s Term Loan B duly executed and delivered by the Borrower substantially in the form of Exhibit C, with blanks appropriately completed in conformity herewith. The Term Loan B Note shall be entitled to the benefits of the Loan Documents.

2.8              Term Loan B Interest. Interest shall accrue on the outstanding principal of the Term Loan B on each date at a fixed rate per annum of 4.15%. All interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

2.9              Term Loan B Payments. Borrower shall make a combined payment of principal and interest on the Term Loan B in the amount of $206,275.25, based on an amortization period of seven (7) years, payable on the first day of each month. Except as otherwise provided herein, all outstanding principal and accrued and unpaid interest shall be due and paid in full on the Term Loan B Maturity Date.

2.10          Use of Term Loan B Proceeds. The proceeds of the Term Loan B shall be used by the Borrower to refinance in its entirety the Borrower’s the Term Loan made by the Lender to the Borrower on Closing Date in the original principal amount of $15,000,000, and to repay a portion of the outstanding Revolving Credit Loans.

ARTICLE 3 - CERTAIN GENERAL PROVISIONS

3.1              Notice and Manner of Borrowing; Continuations, Conversions and Funding.

(a)               General Requirements. The Borrower may request Revolving Credit Loans, and the Lender may make any such Loan in reliance upon any oral, telephonic, written, teletransmitted or other request (the “Request(s)”) that the Lender in good faith believes to be valid and to have been made by Borrower or on behalf of Borrower by an authorized person. The Lender may act on the Request of any authorized person until the Lender shall have received from Borrower, and had a reasonable time to act on, written notice revoking the authority of such authorized person. The Lender shall incur no liability to Borrower or to any other person as a direct or indirect result of making any Revolving Credit Loan pursuant to this Section 3.1(a).

(b)               Requests for LIBOR Loans. Borrower may give the Lender its irrevocable Request for each LIBOR Loan specifying:

(i)                 the Draw Date for the LIBOR Loan, which may be the same day for Daily LIBOR Loans and which must be at least two (2) LIBOR Business Days following the date of the Request for other LIBOR Loans;

(ii)              the aggregate amount of such LIBOR Loan, which amount shall be not less than the Minimum Borrowing Amount;

(iii)            the applicable LIBOR Rate selection and corresponding Interest Period duration; and

(iv)             whether the Automatic Continuation Option will be in effect for such LIBOR Loan unless the Request is for a Daily LIBOR Loan. The Automatic Continuation Option shall be in effect for each Daily LIBOR Loan and unless otherwise specified by the Borrower in writing shall be in effect for each other LIBOR Loan.

No more than four LIBOR Loan elections for other than Daily LIBOR Loans may be in effect at any one time.

(c)               Date of Rate Determination. The LIBOR Rate in effect for any applicable Interest Period shall be determined using LIBOR in effect on the following dates, as applicable:

(i)                 for new LIBOR Loans that are not Daily LIBOR Loans, two (2) LIBOR Business Days before the Draw Date;

(ii)              for continuations of and conversions to LIBOR Loans, the LIBOR Business Day the Lender receives (or is deemed to receive) the required Notice in accordance with the terms of this Agreement;

(iii)            for Daily LIBOR Loans, as in effect on the Draw Date; and

(iv)             for LIBOR Loans where the Automatic Continuation Option is in effect, the applicable Automatic Adjustment Rate Determination Date for such LIBOR Loan.

(d)               Delivery of Requests and Notices. Delivery of a Notice or Request for a Revolving Credit Loan shall be made to the Lender at the address for notices in Section 11.4, or such other address designated by the Lender from time to time.

(e)               Continuation and Conversion Elections. An authorized Person may, upon irrevocable Request to the Lender in accordance with Section 3.1(f) below, elect to continue or convert, as of the last day of the applicable Interest Period, any or a portion (subject to the Minimum Borrowing Amount limitation) of any LIBOR Loan to another LIBOR Loan with the same or a different Interest Period.

(f)                Notice of Continuation or Conversion.

(i)                 For an election under Section 3.1(e) above, an authorized person must deliver to the Lender, by 2:00 p.m. (New York time) on a Business Day, a written notice for an election under Section 3.1(e) (a “Notice”), specifying:

(A)             the aggregate amount of each LIBOR Loan to be continued or converted;

(B)              the applicable LIBOR Rate selection and corresponding Interest Period duration for each LIBOR Loan to be continued or converted; and

(C)              whether the Automatic Continuation Option will be in effect for each such LIBOR Loan. The Automatic Continuation Option shall be in effect for each LIBOR Loan, unless otherwise specified by Borrower in writing.

(ii)              For any election in accordance with Section 3.1(e) above, above, the Continuation Date or Conversion Date shall be the later of (A) the last day of the applicable Interest Period, or (B) two (2) LIBOR Business Days following the date the Lender receives the Notice of Continuation or Conversion, except as otherwise determined by the Lender in its sole discretion.

If a Notice is received after 2:00 p.m. (New York time) on any Business Day, such Notice will be deemed to have been received on the next Business Day. Accordingly, as an example, if Borrower has a LIBOR Loan with a one-month Interest Period ending on June 15 and wants to continue the LIBOR Loan with a two- month Interest Period, Borrower must deliver to the Lender an appropriate Notice of Continuation by no later than 2:00 p.m. (New York time) on June 13 (assuming that June 13 is a Business Day and June 14 and 15 are LIBOR Business Days).

(iii)            For LIBOR Loans with the Automatic Continuation Option in effect, the Lender shall, at the end of each Interest Period, automatically continue such LIBOR Loan with the same Interest Period unless a contrary Notice has been received.

(iv)             The Lender may take action on any Notice in reliance upon any oral, telephonic, written or teletransmitted Notice that the Lender in good faith believes to be valid and to have been made by Borrower or on behalf of Borrower by an authorized person. No Notice may be delivered by e-mail unless otherwise permitted by Lender. The Lender may act on the Notice from any authorized person until the Lender shall have received from Borrower, and had a reasonable time to act on, written notice revoking the authority of such authorized person. The Lender shall incur no liability to Borrower or to any other person as a direct or indirect result of acting on any Notice under this Agreement. The Lender, in its sole discretion, may reject any Notice that is incomplete.

(g)               Expiration of Interest Period. With respect to any LIBOR Loan for which an Automatic Continuation Option is not in effect, if Borrower does not deliver to the Lender an appropriate Notice of Continuation (in accordance with the terms hereof) at least two (2) LIBOR Business Days before the end of an Interest Period, at the end of such Interest Period the Lender shall have the right (but not the obligation) to immediately, and without notice, convert such LIBOR Loan into a Daily LIBOR Loan and such Loan shall continue as a Daily LIBOR Loan until two (2) LIBOR Business Days after the Lender receives an appropriate Notice under Section 3.1(f) electing a different Interest Period. A Notice of Continuation received one (1) LIBOR Business Day before the end of an Interest Period may not effectuate a continuation of such Loan as a LIBOR Loan, other than a Daily LIBOR Loan, as of the last day of the Interest Period. Rather, such LIBOR Loan may be converted (in the manner described above) to a Daily LIBOR Loan on the last day of the Interest Period. Such Notice of Continuation, however, will be deemed to be a Notice that will be effective two (2) LIBOR Business Days from the date it is received (or deemed to be received) by the Lender.

(h)               Conversion upon Default. Unless the Lender shall otherwise consent in writing, if (i) Borrower fails to pay when due, in whole or in part, the Obligations, or (ii) there exists any Default, no conversion or continuation elections by the Borrower shall be permitted, and the Lender, in its sole discretion, may (i) permit any outstanding LIBOR Loans to continue until the last day of the applicable Interest Period at which time such LIBOR Loan shall automatically be converted into a Prime Rate Loan or (ii) convert any outstanding LIBOR Loans into a Prime Rate Loan before the end of the applicable Interest Period applicable to such LIBOR Loan. Nothing herein shall be construed to be a waiver by the Lender to have any Loan accrue interest at the Default Rate or the right of the Lender to charge and collect a Breakage Fee.

3.2              Method of Payment.

(a)               Borrower shall make each payment under this Agreement and under the Notes not later than 12:00 noon (New York time) on the date when due in lawful money of the United States to the Lender at its Principal Office in immediately available funds. Whenever any payment to be made under this Agreement or under the Notes shall be stated to be due on a day other than a Business Day, such payments shall be made on the next succeeding Business Day (or in the case of LIBOR Loans, the next LIBOR Business Day), and such extension of time shall be included in the computation of the payment of interest and the commitment fee, as the case may be, except if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day (or, if applicable, LIBOR Business Day).

(b)               Borrower hereby authorizes the Lender, if and to the extent payment is not made when due under this Agreement or under the Notes, to charge from time to time against any account of Borrower with the Lender any amount as due.

3.3              Prepayments.

(a)               Prepayments Due to Default. If by reason of an Event of Default the Lender elects to declare the Obligations to be immediately due and payable, then any Breakage Costs shall become due and payable in the same manner as though the Borrower had voluntarily prepaid the Notes.

(b)               Voluntary Prepayments.

(i)                 LIBOR Loans may be freely prepaid without premium or penalty, but subject to Section ~~3.7~~3.8.

(ii)              Prime Rate Loans may be freely prepaid without premium or penalty.

(iii)            Term Loan B may be freely prepaid; provided that, as consideration of the privilege of making such prepayment, Borrower shall pay to Lender a premium equal to the present value of the difference between (A) the amount of interest that would have accrued on the prepaid principal of Term Loan B from the date of prepayment through the Term Loan B Maturity Date (the “Measurement Period”) at the fixed interest rate in effect for Term Loan B on the date of prepayment and (B) the amount of interest that would have accrued on the prepaid principal of Term Loan B during the Measurement Period at the Current Market Rate. “Current Market Rate” shall mean the most recent yield on United States Treasury Obligations adjusted to a constant maturity having a term most nearly corresponding to the Measurement Period, in effect two (2) Business Days prior to the date of prepayment, as published by the Board of Governors of the Federal Reserve System in the Federal Reserve Statistical Release H.15 (519), or by such other quoting service, index or commonly available source utilized by the Lender for such purposes. The present value calculation used herein shall use the Current Market Rate as the discount rate and shall be calculated as if each installment of principal of Term Loan B had been made as scheduled pursuant to the terms of Section 2.9.

3.4              Illegality. Notwithstanding any other provision in this Agreement, if any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such Governmental Authority or comparable agency shall make it unlawful, impossible, or impracticable as a result of a contingency occurring after the date of this Agreement which materially adversely alters the interbank market for Lender to maintain or fund LIBOR Loans, then upon notice to the Borrower, the outstanding principal amount of all LIBOR Loans, together with interest accrued thereon, and any other amounts payable to Lender under this Agreement shall be converted into Prime Rate Loans (a) immediately upon demand of the Lender if such change or compliance with such request, in the judgment of Lender, requires immediate conversion, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

3.5              Disaster. Notwithstanding anything to the contrary herein, if Lender determines (which determination shall be conclusive) that:

(a)               quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on a LIBOR Loan as provided in this Agreement; or

(b)               the relevant rates of interest referred to in the definition of LIBOR Rate do not accurately cover the cost to Lender of making or maintaining LIBOR Loans;

then Lender shall forthwith give notice thereof to the Borrower, whereupon (i) the obligation of Lender to make LIBOR Loans shall be suspended until Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, and (ii) on the last day of the then current Interest Periods applicable to such LIBOR Loans either such LIBOR Loans shall be converted to Prime Rate Loans or the Borrower shall repay in full the then outstanding principal amount of each LIBOR Loan together with accrued interest thereon.

3.6              Effect of Benchmark Transition Event.

(a)               Disclosure Regarding the Availability of LIBOR. Borrower acknowledges and understands that (i) the London Interbank Offered Rate (the “Index”), which is used to calculate LIBOR for purposes of this Agreement, is established, issued and regulated by third parties, and that its continuing existence and ongoing viability as a source and basis for establishing contractual interest rates is entirely outside the control of the Lender, (ii) regulatory agencies in the United States and worldwide have advised that the Index may be discontinued after 2021, or possibly sooner, (iii) in order to address the possibility of a discontinuance of the Index, this Agreement includes provisions below that contemplate the replacement of the Index as a basis for establishing the applicable interest rate for the Loans, and (iv) should the actual discontinuance of the Index occur, any replacement index may be materially different than the Index, and necessitate substantive changes to the manner in which the applicable interest rate for the Loans is calculated and applied. Notwithstanding the above, Borrower has knowingly and voluntarily requested and/or accepted utilization of the Index for all purposes provided for herein, accepting any inherent risks associated with such utilization and any subsequent discontinuance of the Index, and hereby waives any claims or defenses against the Lender in connection therewith.

(b)               Benchmark Replacement. Notwithstanding anything to the contrary herein or in the Notes or any related agreement, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Lender may unilaterally amend the terms hereof to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective as soon as practicable for the Lender and upon notice to the Borrower, without any further action or consent of the Borrower, except that with respect to an amendment pursuant to an Early Opt-in Election, such amendment will become effective at 5:00 p.m. on the fifth (5th) New York Business Day after the Lender has provided such proposed amendment to the Borrower, so long as the Lender has not received, by such time, written notice of objection to such amendment from the Borrower. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 3.6 will occur prior to the applicable Benchmark Transition Start Date. Borrower shall pay all out-of-pocket costs (including reasonable attorney fees) incurred by the Lender in connection with any amendment and related actions contemplated in this Agreement.

(c)               Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any related document or agreement, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower. The Lender shall not be liable to the Borrower for any Benchmark Replacement Conforming Changes made by the Lender in good faith.

(d)               Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Section 3.6, including, without limitation, any determination with respect to a tenor, rate or adjustment, or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in the Lender’s sole discretion and without consent from the Borrower (except, in each case, as expressly required pursuant to this Section 3.6) and shall not be a basis of any claim of liability of any kind or nature against the Lender, all such claims being hereby waived by the Borrower.

(e)               Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke (as applicable) any request for an advance/borrowing of, conversion to, or continuation of a LIBOR-based loan to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request (as applicable) into a request for an advance/borrowing of or conversion to a loan that shall accrue interest at the Prime Rate.

(f)                Certain Defined Terms. As used in this Agreement:

(i)                 “Benchmark Replacement” means the sum of: (A) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Lender giving due consideration to (1) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated or bilateral credit facilities and (B) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes hereof.

(ii)              “Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

(iii)            “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definition of “Prime Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of the loan(s) evidenced hereby).

(iv)             “Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(A)             in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(B)              in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

(v)               “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(A)             a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(B)              a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(C)              a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

(vi)             “Benchmark Transition Start Date” means (A) in the case of a Benchmark Transition Event, the earlier of (1) the applicable Benchmark Replacement Date and (2) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 180th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 180 days after such statement or publication, the date of such statement or publication) and (B) in the case of an Early Opt-in Election, the date specified by the Lender by notice to the Borrower, so long as the Lender has not received, by such date, written notice of objection to such Early Opt-In Election from the Borrower.

(vii)          “Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (A) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with this Agreement and (B) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to this Agreement.

(viii)        “Early Opt-in Election” means the occurrence of:

(A)             a determination by the Lender that currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of LIBOR, a new benchmark interest rate to replace LIBOR, and

(B)              the election by the Lender to declare that an Early Opt-in Election has occurred and the provision by the Lender of written notice of such election to the Borrower.

(ix)             “Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

(x)               “Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

(xi)             “SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

(xii)          “Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

(xiii)        “Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

3.7              Increased Cost.

~~(c)~~(a)               Change in Law. If the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), treatment of the transactions contemplated by the Loan Documents as highly leveraged transactions, or any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)              subject Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, or any LIBOR Loan made by it, or change the basis of taxation of payments to Lender in respect thereof, except with respect to the imposition or any change in the rate of any Excluded Tax payable by Lender and except with respect to Other Taxes; or

(iii)            impose on Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by Lender or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such LIBOR Loan), or to increase the cost to Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, the Borrower will pay to Lender on demand such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

~~(d)~~(b)               Capital Requirements. If Lender determines that any Change in Law affecting Lender or any lending office of Lender or Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of Lender, the Loans made by Lender, or the Letters of Credit issued by the Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

~~(e)~~(c)               Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company as specified in paragraph (a) or (b) of this Section 3.6 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

~~3.6~~3.8              Funding Loss Indemnification (Breakage Costs). In the event of:

(a)               any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such Loan including, but not limited to acceleration of the Loans; or

(b)               any failure by Borrower to borrow a LIBOR Loan on the date for borrowing, continuation or conversion specified in the relevant notice under Section 3.1(f), as the case may be; or

(c)               any failure by Borrower to pay a LIBOR Loan on any date for payment specified in Borrower’s written notice of intention to pay such LIBOR Loan;

(d)               other event pursuant to which a LIBOR Loan is converted to a Prime Rate Loan, or

(e)               an event covered by Section 10.1(h) or 10.1(i) occurs, then upon notice to Borrower from the Lender, Borrower shall pay to Lender on demand, the higher of $250.00 or the actual amount of the liabilities, expenses, costs or funding losses that are a direct or indirect result of such prepayment or other condition described above, whether such liability, expense, cost or loss is by reason of (a) any reduction in yield, by reason of the liquidation or reemployment of any deposit or other funds acquired by the Lender, (b) the fixing of the interest rate payable on any LIBOR-based loan or (c) otherwise (collectively, the “Breakage Costs”). The determination by the Lender of the foregoing amount shall, in the absence of manifest error, be conclusive and binding upon Lender.

~~3.7~~3.9              Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section ~~3.8~~3.9, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrower under this Section ~~3.8~~3.9 include, without limiting the generality of the foregoing, costs and expenses incurred in connection with the following, provided that Borrower shall be responsible for expenses under Section ~~3.8~~3.9(a) and ~~3.8~~3.9(b) only if incurred after the occurrence and during the continuance of a Default:

(a)               appraisals;

(b)               field examinations and the preparation of Reports based on the fees charged by a third party retained by the Lender or the internally allocated fees for each Person employed by the Lender with respect to each field examination;

(c)               lien searches;

(d)               taxes, fees and other charges for filing financing statements and continuations, and other agreements, documents and actions to perfect, protect, and continue the Lender’s Liens;

(e)               sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(f)                forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes pursuant to separate agreements between Borrower and Lender, and costs and expenses of preserving and protecting the Collateral as provided in any Security Document.

All of the foregoing costs and expenses may be charged to the Borrower as Revolving Credit Loans or to another deposit account. All payments due under this Section ~~3.8~~3.9 shall be due not later than five Business Days after demand therefor.

~~3.8~~3.10          Interest Computations. Interest shall be calculated on the basis of a 360-day year for the actual number of days of each year (365 or 366).

~~3.9~~3.11          Default Interest Rate. Upon the occurrence of an Event of Default for so long as such Event of Default is continuing, notwithstanding anything else herein, if the Lender so requires (i) the Borrower’s right to renew, elect, or continue LIBOR Loans shall cease and all renewals, elections, or continuations shall be to Prime Rate Loans, and in the Lender’s sole discretion (ii) the rate of interest on all Loans shall be increased to a rate at all times equal to three percentage points (3%) above the higher of the LIBOR Rate (computed in the same manner as for LIBOR Loans with an Interest Period of one month) and the Prime Rate, and fees applicable to Letters of Credit shall be increased by three percentage points (3%), such increased rate and fees to remain in effect through and including the satisfaction and payment in full of all of the Obligations and the termination of the Revolving Credit Commitment, or written waiver of such Event of Default by the Lender. The imposition of such Default Rate is without prejudice to any other rights and remedies the Lender may have.

~~3.10~~3.12          Late Payments. Payments of principal and/or interest not made in full before the date ten (10) days after the date due shall, in the sole discretion of the Lender, be subject to a processing charge of five percent (5%) of the payment due. The imposition of such fee is without prejudice to any other rights and remedies the Lender may have.

~~3.11~~3.13          Payment of Fees. Borrower hereby authorizes the Lender to withdraw an amount equal to the fees which are due and payable hereunder from any of its accounts with the Lender if not paid on the due date for such fees. The Lender shall give the Borrower notice of any such withdrawals, provided, however, that failure by the Lender to give the Borrower notice shall not prevent the Lender from making any such withdrawals under this Section ~~3.12~~3.13.

~~3.12~~3.14          Swap Obligations. Any costs incurred by the Lender or its Affiliates in connection with Swap Obligations, including any interest, expenses, fees, premiums, penalties or other charges associated with any obligations undertaken by the Lender or its Affiliates to hedge or offset the Lender’s or its Affiliates’ obligations pursuant to such agreement, or the termination of any such obligations, shall be (i) deemed additional interest and/or a related expense (to be determined in the sole discretion of the Lender) and due as part of the Obligations and secured by all Collateral and covered by all Loan Guarantees to the full extent thereof, and included in any judgment in any proceeding instituted by the Lender.

~~3.13~~3.15          Taxes.

(a)               Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made free and clear of and without reduction or withholding for any Taxes, and Loan Parties shall hold Lender harmless therefor.

(b)               Other Taxes. Without limiting the provisions of Section ~~3.14~~3.15(a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)               Tax Indemnity. The Loan Parties shall jointly and severally indemnify the Lender, within ten days after demand therefor, for the full amount of any Indemnified Taxes paid or payable by the Lender on or with respect to an amount payable by the Loan Parties under or in respect of this Agreement or under any other Loan Document (or required to be withheld or deducted from any such amount paid to the Lender), together with any reasonable expenses arising in connection therewith and with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate from the Lender as to the amount of such payment or liability delivered to the Loan Parties shall be conclusive absent manifest error.

~~3.14~~3.16          Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Lender and the Borrower shall be liable to pay to the Lender. The provisions of this Section ~~3.15~~3.16 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds. The provisions of this Section ~~3.15~~3.16 shall survive the termination of this Agreement.

ARTICLE 4 - REPRESENTATIONS OF BORROWER

The Borrower and each of the Loan Parties represents and warrants to the Lender as follows:

4.1              Organization and Power.

(a)               Each of the Loan Parties is duly organized, validly existing and in good standing under the laws of its state of organization and is duly qualified to transact business and in good standing in all other states and jurisdictions in which it is required to qualify or in which failure to qualify could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the jurisdictions of formation and qualification for each of the Loan Parties are described in Schedule 4.1.

(b)               Each of the Loan Parties has full power and authority to own its properties, to carry on its business as now being conducted, to execute, deliver and perform the Agreement and all related documents and instruments, and to consummate the transactions contemplated hereby.

4.2              Proceedings of Loan Parties.

(a)               All necessary action on the part of the Loan Parties relating to authorization of the execution and delivery of the Loan Documents, and the performance of the Obligations of the Loan Parties, hereunder and thereunder has been taken. The Loan Documents constitute legal, valid and binding obligations of the Loan Parties, as applicable, enforceable in accordance with their respective terms except as enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and except to the extent enforcement thereof may be limited by the application of general principles of equity.

(b)               The execution and delivery by the Loan Parties of the Loan Documents, and the performance by each of the Loan Parties of their respective obligations under the Loan Documents will not violate any provision of law or their respective Organizational Documents. The execution, delivery and performance of this Agreement and the Loan Documents, and the consummation of the transactions contemplated hereby will not violate, be in conflict with, result in a breach of, or constitute a default under any agreement to which any of the Loan Parties is a party or by which any of its properties is bound if such violation or conflict could reasonably be expected to have a Material Adverse Effect, or any order, writ, injunction, or decree of any court or Governmental Authority, and will not result in the creation or imposition of any Lien, charge or encumbrance upon any of its properties.

4.3              Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the date of this Agreement or as otherwise required hereby and which remain in full force and effect on the date of this Agreement), or exemption by, any Governmental Authority, is required to be obtained or made by, or on behalf of, any Loan Party to authorize, or is required to be obtained or made by, or on behalf of, any Loan Party in connection with, the execution, delivery and performance of any Loan Document or the legality, validity, binding effect or enforceability of any such Loan Document.

4.4              Capitalization. Schedule 4.4 sets forth, as of the dates described therein, the capital structure of each Loan Party, including classes and, in the case of Subsidiaries, the identity of the registered and beneficial owner of the Equity Interests of each. All of the outstanding Equity Interests of Loan Parties are duly authorized, validly issued and fully paid. The Borrower or another Loan Party, as the case may be, has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive all Restricted Payments with respect to, all Equity Interests indicated on Schedule 4.4 as owned by the Borrower, or such Loan Party. All Equity Interests and all existing (as of the date hereof) contracts, debentures, securities, rights, options, warrants, calls or similar commitments of any character calling for or relating to the issuance of, purchase or receipt of, or redemption or retirement of, Equity Interests of the Loan Parties are shown on Schedule 4.4. There is no agreement of holders of Equity Interests, repurchase or redemption agreement, contract, debenture, security, right, option, warrant, call or similar commitment of any character calling for or relating to the issuance of, purchase or receipt of, or redemption or retirement of, Equity Interests of any of the Loan Parties except as described in Schedule 4.4.

4.5              Litigation. Except as set forth on Schedule 4.5, as of the date hereof there is no action, suit or proceeding at law or in equity by or before any court or any Governmental Authority pending or, to the knowledge of the Loan Parties threatened against or affecting the Loan Parties.

4.6              Financial Condition.

(a)               The audited consolidated financial statements of Borrower as of the Fiscal Year ended March 31, 2017, as included in the Borrower’s Annual Report on Form 10-K filed with the SEC, and the Borrower’s consolidated quarterly financial statements for the Fiscal Quarter ending on or about June 30, 2017, as included in the Borrower’s Quarterly Report on Form 10-Q filed with the SEC (collectively, the “Financial Statements”), all heretofore furnished to the Lender, have been prepared in accordance with GAAP (except in the case of quarterly statements, absent customary year-end adjustments) consistently applied throughout the periods indicated are all true and correct in all material respects and present fairly the financial condition at the date of said financial statements and the results of operations for the fiscal period then ending. The Borrower as of June 30, 2017, on a consolidated basis, did not have any significant liabilities, contingent or otherwise, including liabilities for Taxes or any unusual forward or long-term commitments which were not disclosed by or reserved against in the Financial Statements, and at the present time there are no material unrealized or anticipated losses from any unfavorable commitments of the Loan Parties. Except as disclosed on Schedule 4.6, as of the date of this Agreement, the Loan Parties do not know of any basis for the assertion against any of the Loan Parties of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to this Section 4.6 that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)               On and as of the date of this Agreement, and after giving effect to all Indebtedness (including the Loans) and Liens created by the Loan Parties in connection herewith, (i) the sum of the assets, at a fair valuation, of the Borrower (standing alone) and the Loan Parties (taken as a whole) will exceed its debts, (ii) the Borrower (standing alone) and the Loan Parties (taken as a whole) has and have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their ability to pay such debts as such debts mature, and (iii) the Borrower (standing alone) and the Loan Parties (taken as a whole) will have sufficient capital with which to conduct its and their respective businesses. For purposes of this Section 4.6(b), “debt” means any liability on a claim, and “claim” means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

4.7              Material Adverse Changes. As of the date of this Agreement, since June 30, 2017 there has been no Material Adverse Effect on, and no change or condition that could reasonably be expected to have a Material Adverse Effect on, the Borrower or the Loan Parties taken as a whole.

4.8              Taxes. Each of the Loan Parties have filed or caused to be filed when due all federal tax returns or extensions and all material state and local tax returns or extensions that are required to be filed, and have paid or caused to be paid all Taxes as shown on said returns or any assessment received other than those that are being contested in good faith and adequately disclosed and fully provided for in the consolidated financial statements of the Borrower in accordance with GAAP. To the knowledge of the Loan Parties, the filed returns accurately reflect in all material respects all liability for Taxes of the Loan Parties, as applicable, for the periods covered thereby. Except as set forth on Schedule 4.8, none of the Loan Parties’ tax returns are being audited on the date of this Agreement and as of the date of this Agreement none of the Loan Parties, have been notified of any intention by any taxing authority to conduct such an audit.

4.9              Properties; Liens. The Loan Parties have good title to all of their properties and assets, including without limitation, the properties and assets reflected in the Financial Statements free and clear of all Liens, except for Liens permitted by Section 7.2. The Loan Parties have a valid leasehold estate and undisturbed peaceable possession under all leases under which they are operating, which are not owned by them, none of which contain unusual or burdensome provisions that may materially and adversely affect the operations of the Loan Parties, and, as of the date of this Agreement, all such leases are in full force and effect and no material default of any party thereto exists. All locations at which any Loan Party operates or at which a Loan Party’s equipment or inventory is kept are listed on Schedule 4.9, together with the owner or landlord thereof.

4.10          Indebtedness. Except for Indebtedness permitted by Section 7.1, the Loan Parties have no outstanding Indebtedness.

4.11          Franchises; Permits. The Loan Parties possesses all franchises, permits, licenses and other authority as are material to the conduct their business as now being conducted. The Loan Parties are not in default under any such franchise, permit, license or authority such that it would have a Material Adverse Effect.

4.12          Margin Securities. No proceeds of the Obligations have been or will be used for the purpose of purchasing or carrying Margin Securities as defined in Regulation U of the Federal Reserve Board.

4.13          Compliance With Law.

(a)               None of the Loan Parties is in violation of any laws, ordinances, governmental rules, requirements, or regulations, or any order, writ, injunction or decree of any court or Governmental Authority, to which it is subject which violation could reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties has obtained and is in compliance with all licenses, permits, franchises, and Governmental Authority authorizations necessary for the ownership of its properties and the conduct of its business, for which failure to comply could reasonably be expected to have a Material Adverse Effect.

(b)               To the extent applicable and to the best of the Loan Parties’ knowledge, each of the Loan Parties is not (i) in violation of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended; (ii) on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation; (iii) in violation of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (“USA Patriot Act”); (iv) a Person designated under Section 1(b), (c) or (d) or Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders; or (v) engaging in any dealings or transactions, or is otherwise associated, with any of the foregoing blocked Persons.

(c)               Neither the Borrower nor any of the Loan Parties, nor, to the knowledge of the Borrower, any director, officer, agent, employee (whether full time or contract), representative or other person acting on behalf of the Loan Parties has, in the course of its actions for, or on behalf of, the Loan Parties, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government Person or employee (whether full time or contract) from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government Person or employee (whether full time or contract).

4.14          Intellectual Property and Authorizations. The Loan Parties own, possess or have licenses for all of the Intellectual Property necessary to the conduct of their business as now conducted. A complete list of all such Intellectual Property (including property licensed to a Loan Party) with respect to which registrations have been issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office, or any comparable Governmental Authority is set forth on Schedule 4.14. To the knowledge of the Loan Parties, no product, process, method, substance, part or other material presently contemplated to be sold by or employed by any of the Loan Parties in connection with its business infringes or may infringe any Intellectual Property owned by any other Person which infringement could reasonably be expected to have a Material Adverse Effect. There is no pending or, to the Borrower’s knowledge, threatened claim or litigation against or affecting any of the Loan Parties contesting their right to sell or use any such product, process, method, substance, part or other material. There is not pending or proposed any patent, invention, device application or principle or any statute, law, rule, regulation, standard or code which would prevent, inhibit or render obsolete the production or sale of any products of, or substantially reduce the projected revenues of or otherwise have a Material Adverse Effect on the Loan Parties.

4.15          Contracts and Agreements. None of the Loan Parties is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect, and each the Loan Parties is in compliance in all material respects with all material contracts and agreements to which it is a party except for any non-compliance that could not reasonably be expected to have a Material Adverse Effect.

4.16          Subsidiaries; Affiliates; Joint Ventures. On the Closing Date, except for Subsidiaries shown on Schedule 4.16, or thereafter permitted by Section 6.9 below, Borrower has no direct or indirect Subsidiaries and none of the Loan Parties has any Investment in any Affiliate (other than such Subsidiaries). Except for joint ventures shown on Schedule 4.16, neither Borrower nor any of the Loan Parties has any interest in any joint venture.

4.17          ERISA. Except as set forth on the Schedule 4.17:

(a)               Compliance. Each Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, except such noncompliance (when taken as a whole) that will not have a Material Adverse Effect;

(b)               Liabilities. Neither any of the Loan Parties, nor any ERISA Affiliate, is currently, and has not been obligated in the last six (6) years to make contributions (directly or indirectly) to a Multiemployer Plan, and is not currently subject to any liability (including withdrawal liability), Tax or penalty whatsoever to any person whomsoever with respect to any Plan including, but not limited to, any Tax, penalty or liability arising under Title I or Title IV or

ERISA or Chapter 43 of the Code, except such liabilities (when taken as a whole) as will not have a Material Adverse Effect; and

(c)               ERISA Events. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

4.18          Employment and Labor Relations. None of the Loan Parties is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against and of the Loan Parties or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any of the Loan Parties or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any of the Loan Parties or, to the knowledge of the Borrower, threatened against any of the Loan Parties, (iii) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower’s knowledge, threatened against any of the Loan Parties, and (iv) no wage and hour department investigation has been made of any of the Loan Parties, except (with respect to any matter specified in clauses (i) through (iv) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

4.19          Security Documents. The Security Documents are effective to create in favor of the Lender legal, valid and enforceable (subject to bankruptcy and creditors’ rights generally) security interests in all non-real estate property and assets of the Loan Parties, all of which are part of the Collateral. When (i) financing statements in appropriate form are filed in the applicable offices required by the Uniform Commercial Code and (ii) upon the taking of possession or control by the Lender of any Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the Lender to the extent possession or control by the Lender is required by the Security Documents), the Lender shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral to the extent such Lien and security interest can be perfected by the filing of a financing statement pursuant to the UCC or by possession or control by the Lender, in each case prior and superior in right to any other Person, other than any holder of Permitted Liens and Permitted Consignment Inventory. Without limitation to the foregoing, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Lender in any Equity Interests pledged to the Lender under the Security Documents or the exercise by the Lender of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect thereof.

4.20          Affiliate Transactions; Intercompany Indebtedness. Except for transactions permitted under Section 7.9 or as set forth on Schedule 4.20, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, shareholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to any Affiliate of any Loan Party. As of the Closing Date, there is no intercompany Indebtedness between or among any of the Loan Parties or any Subsidiaries.

4.21          Common Enterprise. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

4.22          Full Disclosure. Neither any Loan Document nor any other document, certificate or statement furnished to the Lender by or on behalf of any Loan Party in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading, if, in either case, such fact is material to an understanding of the financial condition, performance or prospects of the Loan Parties, taken as a whole or their business or operations, taken as a whole, or the ability of the Loan Parties to fulfill their obligations under this Agreement or by any Loan Documents to which they are parties.

ARTICLE 5 - CONDITIONS OF LENDING

5.1              Initial Loans. The following conditions must be satisfied before the Lender shall have any obligation to make or continue Loans on the Closing Date under this Agreement:

(a)               Performance. The Loan Parties shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by them prior to or at the time the Loans are made.

(b)               Opinion of Counsel. The Borrower and Loan Parties shall have delivered favorable customary opinions of their counsel, in form and substance satisfactory to the Lender.

(c)               Documents to be Delivered. The Loan Parties shall have caused to be duly executed and delivered to the Lender all Loan Documents, including all Security Documents (or as applicable, reaffirmations of them), all in form and substance satisfactory to Lender, which Loan Documents shall be in full force and effect, and such other documents, instruments, and agreements as the Lender and its legal counsel may reasonably require in connection with the transactions contemplated hereby. Among others, the Lender shall have received (i) the certificates representing the shares of Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Lender pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(d)               Certified Resolutions. The Loan Parties shall have delivered the certificates of their respective corporate secretaries or authorized officers certifying as to (i) resolutions duly adopted by their boards of directors or other respective governing bodies authorizing the execution, delivery and performance of the Loan Documents and the consummation of the transactions contemplated hereby and thereby, as applicable, which resolutions shall remain in full force and effect so long as any of the Obligations are outstanding and the Revolving Credit Commitment has not been terminated, (ii) their Organizational Documents and (iii) the incumbency of the officers authorized to execute, deliver and perform this the Loan Documents.

(e)               Fees and Taxes. The Loan Parties shall have paid (i) all filing fees and Taxes related to the Obligations and the perfection of any interests hereunder and under the Security Documents and (ii) all other fees and expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(f)                Insurance. The Loan Parties shall have delivered evidence satisfactory to the Lender of the existence of insurance required hereby.

(g)               Certificates of Good Standing; Searches. The Loan Parties shall have delivered to the Lender (i) certificates of good standing from appropriate governmental officials to the effect that they respectively are in good standing in the jurisdictions of formation as well as in all other jurisdictions in which qualification is necessary to carry on their business as presently conducted, (ii) UCC, judgment, bankruptcy and Tax searches against the Loan Parties in all jurisdictions deemed necessary by the Lender, all of which shall be reasonably satisfactory to the Lender in all respects, and (iii) Intellectual Property Searches reasonably satisfactory to the Lender in all respects.

(h)               Representations. The representations and warranties of the Loan Parties contained herein shall be true and correct in all material respects.

(i)                 Consents and Approvals. The Lender shall have received evidence of receipt of all Governmental Authority, organizational and governing body, and other, if any, consents and approvals necessary in connection with the transactions contemplated under this Agreement.

(j)                 Filings. Each document required by the Security Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender, a perfected Lien on the Collateral described therein, shall be delivered to Lender in proper form for filing, registration or recordation.

(k)               Litigation. No suit, investigation or proceeding pending in any court or before any arbitrator or Governmental Authority that can reasonably be expected to have a Material Adverse Effect on the Loan Parties shall be pending or overtly threatened.

(l)                 Subordination Agreements. The Lender shall have received subordination agreements, in form satisfactory to Lender, covering all obligations of any Loan Party to holders of any of their Equity Interests, officers, employees, and Affiliates, if any.

(m)             Certificate as to Leverage Ratio. The Lender shall have received a certificate signed by Chief Financial Officer of the Borrower, on a consolidated basis with its Subsidiaries, certifying the Leverage Ratio calculated for the Fiscal Quarter ending on or about June 30, 2017.

5.2              Subsequent Loans and Letters of Credit. The obligation of the Lender to make any Revolving Credit Loans and issue any Letters of Credit shall at all times be subject to the following continuing conditions:

(a)               Representations and Warranties. The representations and warranties of the Loan Parties contained herein shall be true and correct in all material respects as of the date of each such Loan (except those which are specific as to a date certain), with the same effect as if made on and as of such date.

(b)               No Material Adverse Effect. Since the date of this Agreement, there has been no change, circumstance, or occurrence that has had a Material Adverse Effect.

(c)               No Defaults. There shall exist no Default at the time each Loan is to be made or the Letter of Credit is to be issued.

(d)               No Litigation. No suit, investigation or proceeding pending in any court or before any arbitrator or Governmental Authority that can reasonably be expected to have a Material Adverse Effect on the Loan Parties shall be pending or overtly threatened.

(e)               Landlord Waivers. The Borrower shall have delivered to the Lender a waiver in form and substance satisfactory to Lender from each landlord of premises in excess of 1,500 square feet on which the Collateral is located and that is not owned by a Loan Party, unless otherwise agreed by Lender.

5.3              Notice of Loan Representation. Each Request given by a Borrower in accordance with Section 3.1 hereof and the acceptance by Borrower of the proceeds of a Revolving Credit Loan or Letter of Credit, as the case may be, shall constitute a representation and warranty by the Borrower, made as of the time of the making or continuation of such Revolving Credit Loan or Letter of Credit, as the case may be, that the conditions specified in Section 5.1 (solely with respect to the Term Loan B outstanding on the Amendment 1 Effective Date, and the outstanding Revolving Credit Loans and Letters of Credit on the Closing Date) and Section 5.2 (with respect to all other Revolving Credit Loans and Letter of Credit issuances) have been fulfilled as of such time.

ARTICLE 6 - AFFIRMATIVE COVENANTS

So long as any Obligations shall be outstanding or this Agreement remains in effect, unless the Lender otherwise consents in writing, the Loan Parties shall, directly or indirectly:

6.1              Financial Statements; Other Information.

(a)               Provide to the Lender within ninety (90) days after the end of each Fiscal Year of the Borrower, (i) its Annual Report on Form 10-K filed with the SEC for such Fiscal Year (which shall be deemed delivered to Lender upon Borrower’s filing of the same with the SEC), or (ii) its audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants acceptable to the Lender (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants.

(b)               Provide to the Lender within forty-five (45) days after the end of each of the first three Fiscal Quarters of the Borrower, either (i) its Quarterly Report on Form 10-Q filed with the SEC for such Fiscal Quarter (which shall be deemed delivered to Lender upon Borrower’s filing of the same with the SEC), or (ii) its consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)               Provide to the Lender Compliance Certificates within forty-five (45) days after the close of each Fiscal Quarter (including the fourth Fiscal Quarter of each Fiscal Year).

(d)               Provide to the Lender annual projections for the upcoming Fiscal Year of profits and loss statements, cash flow, and balance sheet, in form and detail reasonably satisfactory to Lender, with assumptions, as soon as available but in any event by the end of each Fiscal Year of the Borrower, and the Lender acknowledges that such projections shall be “Information” subject to Section 11.10.

(e)               Provide to the Lender, promptly after any request therefor, copies of all tax returns of the Loan Parties and their other Subsidiaries, and copies of all requests for extension, promptly, but in any event within thirty (30) days, after filing the same.

(f)                Provide to the Lender, promptly after any request therefor, copies of all periodic and other reports, proxy statements and other materials (i) filed by the Borrower or any Subsidiary with (A) the SEC, (B) any Governmental Authority succeeding to any or all of the functions of the SEC, or (C) with any national securities exchange (which in the case of (A) and (B) shall be deemed delivered to Lender upon Borrower’s filing of same), or (ii) distributed by the Borrower to its shareholders generally, as the case may be.

(g)               Provide to the Lender promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Lender may reasonably request.

(h)               Permit any representatives designated by the Lender (including employees of the Lender or any consultants, accountants, lawyers and appraisers retained by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Loan Parties acknowledge that the Lender, after exercising its rights of inspection, may prepare certain Reports pertaining to the Loan Parties’ assets for internal use by the Lender, and the Lender acknowledges that such Reports shall be “Information” subject to Section 11.10.

(i)                 Notify the Lender promptly upon addition of any new location not owned by a Loan Party at which Collateral is located, and provide a landlord waiver or bailee agreement in connection therewith within sixty (60) days of such notice.

6.2              Taxes. Pay and discharge all Taxes upon the Loan Parties and Subsidiaries, their income and property, prior to the date on which penalties are attached thereto; provided, however, that the Loan Parties and Subsidiaries may in good faith contest any such Taxes so long as (a) such contest is diligently pursued, (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) no Lien (other than Permitted Liens) or execution exists or is levied against any of the Loan Parties’ or Subsidiaries’ assets related to the contested items.

6.3              Insurance. Maintain or cause to be maintained insurance, of kinds and in amounts satisfactory to the Lender, with reputable insurance companies on all of the Loan Parties’ and Subsidiaries real and personal properties in such amounts and against such risks as are commercially reasonable, including, but not limited to, full-risk extended coverage hazard insurance to the full insurable value of real property, all-risk coverage for personal property, business interruption coverage, worker’s compensation insurance, and comprehensive general liability and products liability insurance. Co-insurance is not permitted and in no event shall the deductible related to liability and products liability insurance exceed an amount reasonably satisfactory to Lender. The Loan Parties also shall maintain flood insurance covering any real properties located in flood zones. The Loan Parties shall provide to the Lender, upon its request and no less often than annually, a detailed list and evidence satisfactory to the Lender of their insurance carriers and coverage. Insurance policies shall name the Lender as additional insured with respect to liability policies and mortgagee and/or lender loss payee on other policies, as its interests may appear, and all policies shall provide for prior notice of cancellation to the Lender.

6.4              Maintenance of Business Assets. At all times maintain, preserve, protect, and keep the Loan Parties’ and Subsidiaries’ material properties and assets in good repair, working order, and condition and, from time to time, make all needful and proper repairs, renewals, replacements, betterments and improvements thereto, in each case in the ordinary course of business and consistent with past practices and subject to ordinary wear and tear and asset dispositions permitted by this Agreement.

6.5              Performance and Payment of Obligations. Pay or discharge all Material Indebtedness and all other material liabilities and obligations, for which each Loan Party and Subsidiary is obligated before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Perform, and cause their

Subsidiaries to perform, all of their respective obligations under the terms of each agreement, contract or instrument by which they are bound (taking into account any grace, notice, or cure periods applicable thereto), except in each case such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.6              Notification of Material Changes, Judgments. Notify the Lender promptly, but in any event within five (5) Business Days or such shorter period as specified below, with respect to them or their Subsidiaries of:

(a)               any event, circumstance, or condition that has had or could reasonably be expected to have a Material Adverse Effect;

(b)               receipt of any notice of any investigation by any Governmental Authority or any litigation commenced or threatened against any Loan Party that (i) seeks damages in excess of $100,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws; (vi) contests any tax, fee, assessment, or other governmental charge in excess of $100,000, or (vii) involves any product recall;

(c)               the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)               any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral, other than claims asserted in the ordinary course of business, which do not in any one instance or the aggregate exceed $200,000;

(e)               any loss, damage, or destruction to, or taking by eminent domain of, the Collateral, in one occurrence or a series of occurrences, in the amount of $200,000 or more, whether or not covered by insurance;

(f)                any and all default notices received under or with respect to any leased location or public warehouse where a material amount of Collateral is located (which shall be delivered within two Business Days after receipt thereof);

(g)               any amendment to the Borrower’s written distribution agreements that has or could reasonably be expected to have a Material Adverse Effect, together with a copy of each such amendment;

(h)               the fact that a Loan Party or Subsidiary has entered into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendments thereto (which shall be delivered within two Business Days);

(i)                 the existence of any Default of which any Loan Party has actual knowledge;

(j)                 the filing of any patents or trademark registrations by any Loan Party or Subsidiary;

(k)               any change in any Loan Party’s or Subsidiary’s respective name, identity, jurisdiction of organization, organizational structure, or Organizational Documents;

(l)                 any change in the ownership of any Subsidiary’s Equity Interests; and/or

(m)             the acquisition or formation of any new Subsidiary and, in each such case, its name, jurisdiction of formation, and the ownership of its Equity Interests.

6.7              Existence; Franchises; Permits; Laws.

(a)               Preserve and keep in full force and effect their and their Subsidiaries’ existence and all franchises, permits, licenses and other authority as are necessary to enable them to conduct each of their business as being conducted on the date of this Agreement; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

(b)               Comply and cause their Subsidiaries to comply in all material respects with all laws, regulations and requirements now in effect or hereafter promulgated by any properly constituted Governmental Authority having jurisdiction over them.

6.8              Business Activities. Engage in such businesses so that, taken as a whole, they and their Subsidiaries remain principally engaged in the activities of the Loan Parties and Subsidiaries as of the date hereof or any business or activity that is reasonably similar thereto or a reasonable extension, development, or expansion thereof or ancillary thereto.

6.9              Subsidiaries.

(a)               Subject to applicable law and Section 6.9(b), each Loan Party shall, unless the Lender otherwise consents, cause each of its Domestic Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement and each Subsidiary that acquires sufficient assets to become a Domestic Subsidiary after the date of this Agreement to become a Loan Party by executing a Loan Guaranty and security agreements in form and content reasonably acceptable to Lender. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Lender, in any property of such Loan Party which constitutes Collateral.

(b)               Each Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries and (ii) 65% (or such greater percentage that, due to a change in applicable law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such foreign Subsidiary’s U.S. parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2) in each foreign Subsidiary directly owned by the Borrower or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Lender pursuant to the terms and conditions of the Loan Documents or other security documents as the Lender shall reasonably request.

(c)               Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Lender such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings and other documents and such other actions or deliveries of the type required by Section 5.1, as applicable), which may be required by law or which the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens against such Loan Party’s Collateral, created or intended to be created by the Security Documents, all at the expense of the Loan Party which owns such Collateral.

6.10          Shareholder and Officer Loans. Provide to the Lender subordination agreements in form satisfactory to the Lender covering any loans or other similar financial accommodations to any Loan Party from any of their shareholders, employees, officers, directors, of other Affiliates; provided, however, nothing in this Section 6.10 shall be deemed to be a consent to any transaction made in violation of Section 7.3.

6.11          Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for purposes described herein. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or (ii) to make any Acquisition other than Permitted Acquisitions.

6.12          Further Assurances. Cooperate with the Lender and execute such further instruments and documents as the Lender shall reasonably request to carry out the transactions contemplated by this Agreement and the other Loan Documents, including all documents, agreements, notices and other items necessary or desirable to assure that the Lender shall have at all times a Lien with a first priority, subject to exceptions permitted by this Agreement, in all properties and assets of the Loan Parties. If any material assets (other than any real property or improvements thereto or any interest therein) are acquired by a Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien in favor of the Lender upon acquisition thereof), the Borrower will notify the Lender, and, if requested by the Lender, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Loan Parties to take, such actions as shall be necessary or reasonably requested by the Lender to grant and perfect such Liens, all at the expense of the Borrower.

6.13          Deposits; Banking Services. The Loan Parties will cause the Lender to be their principal depository and disbursement bank and maintain Lender as such thereafter, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business subject, however, to Lender’s ability to provide such services on commercially reasonable terms.

ARTICLE 7 - NEGATIVE COVENANTS

So long as any Obligations shall be outstanding, or this Agreement shall remain in effect, unless the Lender otherwise consents in writing, none of the Loan Parties shall, or permit any Subsidiary to, directly or indirectly:

7.1              Indebtedness. Create, incur or suffer to exist any Indebtedness, except:

(a)               the Obligations incurred by it;

(b)               Indebtedness existing on the date hereof and set forth in Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness in accordance with Section 7.1(f);

(c)               Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or to any Subsidiary that is a Loan Party shall be subject to Section 7.4(e), (ii) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Lender, and (iii) Indebtedness of any Subsidiary to any Loan Party or the Borrower shall be evidenced by an intercompany note (which may be a master grid note) delivered to the Lender with an endorsement or allonge, as Collateral;

(d)               Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 7.1, (ii) Guarantees by the Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to the provision to Section 7.4(f) and (iii) Guarantees permitted under this Section 7.1(d) shall be subordinated to any Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;

(e)               Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with Section 7.1(f); provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 7.1(e) shall not exceed $100,000 in principal amount or, when combined with the principal amount of the Indebtedness permitted by Section 7.1(b), $200,000 in principal amount, in each case at any time outstanding;

(f)                Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in Sections 7.1(b) and 7.1(e); provided that, (i) the principal amount or interest rate of such Indebtedness is not increased above the maximum amount of such Indebtedness then or previously permitted hereunder, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(g)               Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business; and

(h)               Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business.

7.2              Liens. Create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)               Liens created pursuant to any Loan Document;

(b)               Permitted Encumbrances;

(c)               any Lien on any property or asset of the Borrower or any Subsidiary existing on the Closing Date and set forth in Schedule 7.2; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, above the maximum amount of such Indebtedness then or previously permitted hereunder;

(d)               Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 7.1(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or Subsidiary;

(e)               Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(f)                Liens arising out of sale and leaseback transactions permitted by Section 7.6; and

(g)               Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary.

7.3              Fundamental Changes.

(a)               Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the surviving entity is the Borrower, (ii) any Person (other than Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger is a Subsidiary that is a Loan Party, is or becomes a Subsidiary that is Loan Party concurrently with such merger, and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lender; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4; or

(b)               Engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

7.4              Investments, Loans, Advances, Guarantees and Acquisitions. Purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a)               Permitted Investments, subject to control agreements in favor of the Lender or otherwise subject to a perfected security interest in favor of the Lender;

(b)               Permitted Acquisitions, subject to Lender’s receipt of any Loan Guarantees and security agreements in favor of the Lender required pursuant to Section 6.9;

(c)               investments in existence on the date of this Agreement and described in Schedule 7.4;

(d)               investments by the Borrower and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Documents (subject to the limitations applicable to common stock of a foreign Subsidiary referred to in Section 6.9) and (ii) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (ii) to the proviso to Section 7.4(e) and outstanding Guarantees permitted under the proviso to Section 7.4(f)) shall not exceed $100,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e)               loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, provided that (i) any such loans and advances made by a Loan Party shall be subject to the Security Documents and shall be evidenced by a promissory note, endorsed and delivered to the Lender and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under clause (ii) to the proviso to Section 7.4(d) and outstanding Guarantees permitted under the proviso to Section 7.4(f)) shall not exceed $100,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f)                Guarantees constituting Indebtedness permitted by Section 7.1, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall (together with outstanding investments permitted under clause (ii) to the proviso to Section 7.4(d) and outstanding intercompany loans permitted under clause (ii) to the proviso to Section 7.4(e)) shall not exceed $100,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(g)               loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes;

(h)               investments in the form of Swap Agreements permitted by Section 7.7;

(i)                 investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j)                 investments received in connection with the dispositions of assets permitted by Section 7.5;

(k)               investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”,

(l)                 investments of funds held pursuant to employee deferred compensation plans, and

(m)             capital stock or other securities with a maximum aggregate value or face amount not exceeding $100,000 at any time, acquired in connection with the compromise, settlement or collection of accounts receivable and provided there exists no Event of Default at such time.

7.5              Asset Sales. Sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Loan Parties permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 7.4), except:

(a)               sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b)               sales, transfers and dispositions to the Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 7.9;

(c)               sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d)               sales, transfers and dispositions of investments permitted Section 7.4;

(e)               sale and leaseback transactions permitted by Section 7.6; and

(f)                dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by Sections 7.5(b) and 7.5(f)) shall be made for fair value and for at least 75% cash consideration.

7.6              Sale and Sale Leaseback Transactions. Enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Loan Parties or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Loan Party or such Subsidiary acquires or completes the construction of such fixed or capital asset.

7.7              Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into with or arranged by the Lender to hedge or mitigate risks to which the Loan Party or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Loan Parties or any of their Subsidiaries), and (b) Swap Agreements entered into with or arranged by the Lender in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

7.8              Restricted Payments; Certain Payments of Indebtedness.

(a)               Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)                 the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock,

(ii)              Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests,

(iii)            the Borrower may make Restricted Payments, during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries ~~and~~ ,

(iv)             provided no Default has occurred that has not been waived in writing by the Lender, from and after September 30, 2020, at any time the Leverage Ratio, calculated at end of the immediately preceding Fiscal Quarter is less than 3:00 to 1:00, the Borrower may purchase stock of the Borrower and pay cash dividends; provided, however, (A) such purchases and cash dividends (along with any purchases or cash dividends made pursuant to Section 7.8(a)(iv)(A)) shall not exceed (~~A~~1) an aggregate amount of $10,000,000 from and after the Closing Date, and (~~B~~2) an aggregate of $3,000,000 in any Fiscal Year~~.~~, and (B) any shares repurchased from the “net share” calculations under the Borrower’s 2003 Incentive Plan (including stock options and LTIP share awards) up to an amount of $2,500,000 during any Fiscal Year shall be excluded from this covenant,

(b)               Make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)                 payment of Indebtedness created under the Loan Documents;

(ii)              payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii)            refinancings of Indebtedness to the extent permitted by Section 7.1; and

(iv)             payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

7.9              Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)               transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties,

(b)               transactions between or among the Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate,

(c)               any investment permitted by Section 7.4,

(d)               any Indebtedness permitted under Section 7.1,

(e)               any Restricted Payment permitted by Section 7.8,

(f)                loans or advances to employees permitted under Section 7.4,

(g)               the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers, employees or former employees of the Borrower or its Subsidiaries in the ordinary course of business, and

(h)               any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors.

7.10          Restrictive Agreements. Directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon: (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.10 (and shall not apply to any extension or renewal of, or any amendment or modification that does not expand the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

7.11          Amendment of Material Documents. Amend, modify or waive any of its rights under (a) agreement relating to any Subordinated Indebtedness, (b) its Organizational Documents or (c) any written distribution agreement of the Borrower to the extent any such amendment, modification or waiver would be adverse to the Lender.

ARTICLE 8 - FINANCIAL COVENANTS

So long as any Obligations shall be outstanding or this Agreement remains in effect, unless the Lender otherwise consents in writing:

8.1              Leverage Ratio. The Borrower will not permit as of the end of each Fiscal Quarter, the Leverage Ratio (with Total Funded Indebtedness measured at the end of such Fiscal Quarter and EBITDA determined for the period of four consecutive Fiscal Quarters then ending), to be equal to or greater than ~~3.00 to 1.00.~~the ratios set forth below for the time periods indicated:

Fiscal Quarter Ending Approximately	Required Maximum Leverage Ratio
September 30, 2020	< 5.00:1.00
December 31, 2020	< 5.50:1.00
March 31, 2021	< 7.00:1.00
June 30, 2021	< 4.00:1.00
September 30, 2021 and thereafter	< 3.00:1.00

8.2              Fixed Charge Coverage Ratio. The Borrower will not permit ~~as of the end of each Fiscal Quarter,~~ the Fixed Charge Coverage Ratio~~, determined for~~:

(a)               For the trailing twelve-month period ending September 30, 2020, to be less than 0.65:1.00,

(b)               For the period commencing October 1, 2020 and ending December 31, 2020, to be less than 1.25:1.00,

(c)               For each of the four Fiscal Quarters ~~then~~commencing January 1, 2021 and ending December 31, 2021, and measured solely for each such Fiscal Quarter, to be less than ~~1.15 to 1.00~~1.50:1.00. and

(d)               For each Fiscal Quarter thereafter, measured on a trailing twelve (12) month basis, to be less than 1.15:1.00.

~~(a)~~8.3        Capital Expenditures. The Borrower will not make Capital Expenditures in excess of $5,500,000 for the Fiscal Year ending March 31, 2021.

ARTICLE 9 - ENVIRONMENTAL MATTERS; INDEMNIFICATION

9.1              Environmental Representations. Except as set forth in Schedule 9.1:

(a)               to the best knowledge of the Loan Parties, the Improvements are not being and have not been used for, and none of the Loan Parties is engaged in, the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance except in compliance with all Environmental Laws such that there is no Material Adverse Effect;

(b)               to the best knowledge of the Loan Parties, underground storage tanks are not and have not been located on the Improvements except in compliance with all Environmental Laws;

(c)               to the best knowledge of the Loan Parties, the soil, subsoil, bedrock, surface water and groundwater of the Improvements are free of any Hazardous Substances;

(d)               to the best knowledge of the Loan Parties, there has been no Release, nor is there the threat of a Release, of any Hazardous Substance on, at or from the Improvements or any property adjacent to the Improvements which through soil, subsoil, bedrock, surface water or groundwater migration could come to be located on the Improvements, and no Loan Party has received any form of notice or inquiry from any federal, state or local governmental agency or authority, any operator, tenant, subtenant, licensee or occupant of the Improvements or any property adjacent to or within the immediate vicinity of the Improvements or any other Person with regard to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to the Improvements;

(e)               all Environmental Permits relating to the Loan Parties and the Improvements have been obtained and are in full force and effect, and no event has occurred with respect to any of the Loan Parties or the Improvements which, with the passage of time or the giving of notice, or both, would constitute a violation of any applicable Environmental Law or non-compliance with any Environmental Permit; there are no agreements, consent orders, decrees, judgments, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of the Improvements which require any change in the present condition of the Improvements or any work, repairs, construction, containment, clean up, investigations, studies, removal or other remedial action or capital expenditures with respect to the Improvements; and

(f)                there are no actions, suits, claims or proceedings, pending or, to the knowledge of Loan Parties, threatened, which could cause the incurrence of expenses or costs of any name or description or which seek money damages, injunctive relief, remedial action or any other remedy that arise out of, relate to or result from (i) a violation or alleged violation by any Loan Party of any applicable Environmental Law or non-compliance or alleged non-compliance with any Environmental Permit, (ii) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to the Improvements or (iii) exposure to any Hazardous Substance to the extent the same arises from the Improvements or business or operations of any Loan Party.

9.2              Environmental Compliance. The Loan Parties shall:

(a)               comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Improvements to comply with, in all material respects all applicable Environmental Laws and shall obtain and comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Improvements to obtain and comply with, in all material respects all Environmental Permits;

(b)               promptly provide Lender with a copy of all notifications which any Loan Party gives or receives with respect to any past or present material Release or the threat of a material Release of a Hazardous Substance on, at or from the Improvements or any property adjacent to the Improvements or by any Loan Party, except where such Release or threat of Release is in compliance in all material respects with Environmental Laws or Environmental Permits;

(c)               at reasonable times allow the Lender and its officers, employees, agents, representatives, contractors and subcontractors reasonable access after reasonable prior notice to the Improvements for the purposes of ascertaining compliance with Environmental Laws and site conditions, including, but not limited to, subsurface conditions;

(d)               deliver promptly to the Lender: (i) copies of any documents regarding alleged material, or actual, noncompliance with or liability under Environmental Permits or Environmental Laws received from the United States Environmental Protection Agency, or any other Governmental Authority concerning the operations of any of the Loan Parties or the Improvements; and (ii) copies of any documents regarding alleged material, or actual, noncompliance with Environmental Permits or Environmental Laws submitted by any of the Loan Parties to the United States Environmental Protection Agency, or any other Governmental Authority concerning its operations or the Improvements; and,

(e)               if at any time the Lender obtains any reasonable evidence or information which suggests that a material environmental problem may exist with respect to any of the Loan Parties or any of the Improvements, at the Lender’s request provide to the Lender an environmental inspection and audit report regarding alleged or actual material noncompliance with Environmental Permits or Environmental Laws prepared by an environmental engineer or other qualified person reasonably acceptable to the Lender at Borrower’s expense. If such audit report indicates the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance by any of the Loan Parties or on, at or from the Improvements, the Loan Parties shall promptly undertake and diligently pursue to completion all legally required investigative, containment, removal, clean up and other remedial actions, using methods recommended by the engineer or other person who prepared said audit report or a person that is reasonably acceptable to Lender selected by the Loan Parties that is otherwise qualified to make such recommendations, and all of which actions shall be acceptable under Environmental Laws.

9.3              Indemnity. Borrower agrees to, and agrees to cause the Loan Parties to, indemnify, defend and hold harmless the Lender from and against any and all liabilities, claims, damages, penalties, expenditures, losses or charges, including, but not limited to, all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition of any kind whatsoever, which may now or in the future be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by the Lender (or any other Person affiliated with the Lender or representing or acting for the Lender or at the Lender’s behest, or with a claim on the Lender or to whom the Lender has liability or responsibility of any sort related to this Section 9.3) relating to, resulting from or arising out of (a) the use of the Improvements for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site, (b) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, (c) the failure to promptly undertake and diligently pursue to completion all reasonably appropriate or legally required investigative, containment, removal, clean up and other remedial actions with respect to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, (d) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Improvements or the ownership, use, operation, sale, transfer or conveyance thereof, (e) a violation of any applicable Environmental Law, (f) non-compliance with any Environmental Permit or (g) a material misrepresentation or inaccuracy in any representation or warranty or a material breach of or failure to perform any covenant made by Borrower in this Agreement. Such costs or other liabilities incurred by the Lender or other Person described in this Section 9.3 shall be deemed to include, without limitation, any sums which the Lender deems necessary or desirable to expend to protect its Liens.

9.4              No Limitation. The liability of the Borrower and Loan Parties under this Article 9 shall in no way be limited, abridged, impaired or otherwise affected by (a) any amendment or modification of this Agreement or any other document relating to the Obligations by or for the benefit of the Loan Parties or any subsequent owner of the Improvements except for an amendment or modification which expressly refers to this Article 9, (b) any extensions of time for payment or performance required by this Agreement or any other document relating to the Obligations, (c) the release of any of the Loan Parties or any other person from the performance or observance of any of the agreements, covenants, terms or conditions contained in this Agreement or any other document relating to the Obligations by operation of law, the Lender’s voluntary act or otherwise, (d) the invalidity or unenforceability of any of the terms or provisions of this Agreement or any other document relating to the Obligations, (e) any exculpatory provision contained in this Agreement or any other document relating to the Obligations limiting the Lender’s recourse to property encumbered by any mortgage or to any other security or limiting the Lender’s rights to a deficiency judgment against any Loan Party, (f) any applicable statute of limitations, (g) any investigation or inquiry conducted by or on behalf of the Lender or any information which the Lender may have or obtain with respect to the environmental or ecological condition of the Improvements, (h) the sale, assignment or foreclosure of any interest in collateral for the Obligations, (i) the sale, transfer or conveyance of all or part of the Improvements, (j) the dissolution and liquidation of any Loan Party, (k) the death or legal incapacity of any individual, (l) the release or discharge, in whole or in part, of any Loan Party in any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding, or (m) any other circumstances which might otherwise constitute a legal or equitable release or discharge of any Loan Party, in whole or in part.

9.5              Survival. Notwithstanding anything to the contrary contained herein, the liability and obligations of the Loan Parties under Section 9.3 shall survive the discharge, satisfaction or assignment of this Agreement and the payment in full of all of the Obligations, unless such liability and obligations are terminated with express reference to this Section 9.5.

9.6              Investigations. If a Default occurs pursuant to this Agreement or any other Loan Document, the Lender or its designee shall have the right, upon reasonable notice to the Borrower, to enter upon the Improvements and conduct such tests, investigation and sampling, including, but not limited to, installation of monitoring wells, as shall be reasonably necessary for the Lender to determine whether any disposal of Hazardous Substances has occurred on, at or near the Improvements. The costs of all such tests, investigations and samplings shall be considered as additional Obligations secured by the Collateral and shall become immediately due and payable without notice and with interest thereon at the highest rate then borne by any of the Obligations.

9.7              No Warranty Regarding Information. Borrower agrees that Lender has no duty to warn any of the Loan Parties or any other Person about any actual or potential environmental contamination or other problem that may have become apparent or will become apparent to the Lender.

ARTICLE 10 - DEFAULTS

10.1          Defaults. The following events (hereinafter called “Events of Default”) shall constitute “Events of Default” under this Agreement:

(a)               the Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)               the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.1(a)) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)               any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made; provided, however, if any Event of Default under this Section 10.1(c) occurs on account of a misrepresentation made in good faith under Section 4.19 hereof, the Borrower shall have 30 consecutive days from the earlier of (i) the date the Borrower becomes aware of the facts forming the basis of the Event of Default, or (ii) the date notice of such Event of Default shall have been made to the Borrower by the Lender, in which to take the steps necessary to remedy the underlying facts and render the representation or warranty true and correct;

(d)               any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 6.6(a), Section 6.7(a) (with respect to a Loan Party’s existence) or 6.11, or in Article 7;

(e)               any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article 10), and such failure shall continue unremedied for a period of (i) 5 days after the earlier of such breach or notice thereof from the Lender if such breach relates to terms or provisions of Section 6.1, 6.3, 6.4, 6.5, 6.6 (other than Section 6.6(a)), 6.7, or 6.9 of this Agreement or (ii) 15 days after the earlier of such breach or notice thereof from the Lender if such breach relates to terms or provisions of any other Section of this Agreement;

(f)                any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, unless such failure is being contested in compliance with Section 6.5;

(g)               any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 10.1(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)               an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                 any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.1(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                 any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)               one or more judgments for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against any Loan Party, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed or any action shall be legally taken by a judgment creditor to attach or levy upon any assets with an aggregate market value in excess of $200,000 of any Loan Party or to enforce any such judgment or any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)                 an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)             a Change in Control shall occur;

(n)               the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided, provided if such default is on account of a default by a Loan Party other than the Borrower, that such default also could reasonably be expected to have a Material Adverse Effect;

(o)               any Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party and such could reasonably be expected to have a Material Adverse Effect, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(p)               any Security Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral appropriately described therein and purported to be covered thereby, after any applicable cure period as set forth in Section 10.1(c), except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or there shall exist a default under any Collateral Document beyond any applicable notice or cure period, provided if such default is on account of a default by a Loan Party other than the Borrower, that such default also could reasonably be expected to have a Material Adverse Effect;

(q)               any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(r)                any event of default occurs and is continuing beyond any applicable grace and cure periods with respect to any obligation, that is not pursuant to the Loan Documents, of any Loan Party to Lender.

10.2          Remedies.

(a)               If any one or more Events of Default listed in Section 10.1(h) or Section 10.1(i) occur and are not waived in writing by the Lender, (a) the Revolving Credit Commitment and any further obligations of the Lender shall be deemed to be automatically and without need for further action terminated, and (b) all Obligations of the Borrower to the Lender, automatically and without need for further action, shall become forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived. If any one or more Events of Default other than those listed in Section 10.1(h) or Section 10.1(i) occur, the

Lender may, at its option, take either or both of the following actions at the same or different times: (i) terminate the Revolving Credit Commitment and any obligations of the Lender, and (ii) declare all Obligations of the Borrower to the Lender, automatically and without need for further action, to be forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived.

(b)               In case any such Events of Default shall occur and are not waived by the Lender, the Lender shall be entitled to recover judgment against the Borrower for all Obligations of the Borrower to the Lender either before, or after, or during the pendency of any proceedings for the enforcement, of any Security Document and, in the event of realization of any funds from any security or guarantee and application thereof to the payment of the Obligations due, the Lender shall be entitled to enforce payment of and recover judgment for all amounts remaining due and unpaid on such Obligations.

(c)               The Lender shall be entitled to exercise any other legal or equitable right which it may have, and may proceed to protect and enforce its rights by any other appropriate proceedings, including action for the specific performance of any covenant or agreement contained in this Agreement and the Loan Documents.

(d)               In case any such Events of Default shall occur and not be waived by the Lender, the Lender may require the Borrower to deposit as cash collateral in a cash collateral account maintained with Lender an amount equal to one hundred five percent (105%) of the maximum amount currently or at any time thereafter available to be drawn under outstanding Letters of Credit.

ARTICLE 11 - MISCELLANEOUS

11.1          Waiver, Cumulative Rights. No delay or failure of the Lender to exercise any right, remedy, power or privilege hereunder shall impair the same or be construed to be a waiver of the same or of any Event of Default or an acquiescence therein. No single or partial exercise of any right, remedy, power or privilege shall preclude other or further exercise thereof by the Lender. All rights, remedies, powers, and privileges herein conferred upon the Lender shall be deemed cumulative and not exclusive of any others available. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 11.12, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Event of Default, regardless of whether the Lender may have had notice or knowledge of such Event of Default at the time.

11.2          Survival. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the execution and delivery of the Loan Documents. All indemnity and reimbursement obligations provided in this Agreement shall survive the discharge, satisfaction or assignment of this Agreement and the payment in full of all of the Obligations unless expressly released or waived by the Lender.

11.3          Setoff. The Lender, and each of its Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by Lender or any of its Affiliates to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to Lender, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Loan Party may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender and its Affiliates under this Section 11.3 are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.4          Notices.

(a)               Generally. Except in the case of notices and other communications expressly permitted to be given by other means, all notices and other communications provided for in the Loan Documents shall be in writing and shall be delivered by hand, sent by overnight courier service, mailed by certified or registered mail or sent by telecopier (with a copy deposited in the mail on the date of transmission) as follows:

If to the Lender:

Manufacturers and Traders Trust Company

3 City Center, 180 S. Clinton Avenue

Rochester, New York 14604

Attention: ~~J. Theodore Smith, Administrative~~Nicholas Synan, Vice President, Corporate Banking

Telecopier: (585) 325-5105

with a copy to:

Harris Beach PLLC

99 Garnsey Road

Pittsford, New York 14534

Attention: ~~Beth Ela Wilkens~~Joshua A. Penner

Telecopier: (585) ~~419-8817~~419-8801

If to Loan Parties:

Transcat, Inc.

35 Vantage Point Drive

Rochester, New York 14624

Attention: Michael Tschiderer, Vice President of Finance

    and Chief Financial Officer

Telecopier: (585) 352-7788

with a copy to:

Harter Secrest & Emery LLP

One Bausch & Lomb Plaza

Rochester, New York 14604

Attention: James Jenkins

Telecopier: (585) 232-2152

Notices delivered by hand shall be deemed to have been given when received, when sent by overnight courier service shall be deemed given the Business Day after deposit with the courier marked for next Business Day delivery, when mailed by certified or registered mail shall be deemed to have been given when received, and when sent by telecopier shall be deemed to have been given when confirmation of transmission has been received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day).

(b)               Change of Address. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

11.5          Successors and Assigns. The provisions of the Loan Documents shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and assigns; provided, however, no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. Upon any transfer of any Obligation or any interest therein any Lender may deliver or otherwise transfer or assign to the holder any Collateral or guarantees for the Obligation, which holder shall thereupon have all the rights of the Lender.

11.6          Indemnification by Borrower; Waiver of Consequential Damages.

(a)               The Borrower shall indemnify the Lender and its Affiliates, directors, officers, employees, representatives, contractors, attorneys and agents (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee including all allocated costs of in-house counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of hereof, (ii) any Loan or Letters of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. All payments due under this Section 11.6 shall be due not later than five Business Days after demand therefor.

(b)               To the fullest extent permitted by applicable law, no Loan Party shall assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.

11.7          Usury. The Loan Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used in this Section 11.7, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time performance of such provision shall be due, shall involve exceeding the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest, or if all principal shall have been repaid in full, refunded to Loan Party. This provision shall control every other provision of all Loan Documents.

11.8          Severability. In the event that any one or more of the provisions contained in this Agreement or any other Loan Document shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other Loan Document, each of which shall be enforced to the greatest legal extent originally intended.

11.9          Patriot Act. Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 signed into law October 26, 2001 and for purposes of this Section 11.9 called the “Patriot Act”), it is required to obtain, verify, and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow Lender to identify the Loan Parties in accordance with the Patriot Act. The Borrower agrees to, promptly following a request by Lender, provide all such other documentation and information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11.10      Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any permitted assignee of or participant in, or any prospective permitted assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.10 or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower; provided that (A) if the Lender is required in any legal, regulatory or similar proceeding to disclose any Information, the Lender will give the Borrower prompt written notice thereof so that the Borrower may seek an appropriate protective order or waive the requirements of this Section 11.10, (B) if Borrower does not provide such protective order or waiver within the appropriate time limit, the Lender may disclose the Information to such court or other tribunal strictly in accordance with such requirement, and (C) the provisos in subclauses (A) and (B) shall not apply to requests by bank and securities examiners having or claiming to have authority to regulate or oversee the Lender’s business or that of its Affiliates in connection with the exercise of such authority or claimed authority and not involving any governmental, administrative or judicial process. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.11      Counterparts; Effectiveness; Integration; Electronic Execution. The Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single respective agreement. Delivery of an executed counterpart of a signature page of a Loan Document by telecopy or email attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

11.12      Entire Agreement; Amendment; Other Agreements. This Agreement and the Loan Documents embody the entire agreement and understanding among the parties and supersede all prior agreements and understandings relating to the subject matter hereof. This Agreement embodies all commitments to lend between the Lender and the Borrower with respect to the subject matter hereof and supersedes any prior commitments. Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender, or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Loan Party or Loan Parties that are parties thereto.

11.13      Governing Law; Jurisdiction.

(a)               Governing Law. This Agreement and the Loan Documents, together with all of the rights and obligations of the parties hereto, shall be construed, governed and enforced in accordance with the internal laws of the State of New York, including Section 5-1401 of its General Obligations Law.

(b)               Jurisdiction. Each party irrevocably and unconditionally submits, and the Borrower shall cause each other Loan Party to irrevocably and unconditionally submit, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in Monroe County and of the United States District Court of the Western District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees, and the Borrower shall cause each other Loan Party to unconditionally agree, that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. The Borrower and Lender agree, and the Borrower shall cause each other Loan Party to agree, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c)               Waiver of Venue. Each of the parties irrevocably and unconditionally waives, and the Borrower shall cause each other Loan Party to irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.13(b). Each of the parties hereto hereby irrevocably waives, and the Borrower shall cause each other Loan Party to irrevocably waive, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)               Service of Process. Each of the parties irrevocably consents, and the Borrower shall cause each other Loan Party to irrevocably consent, to service of process in the manner provided for notices in Section 11.4. Nothing in this Agreement will affect the right of any such party to serve process in any other manner permitted by applicable law.

(e)               WAIVER OF TRIAL BY JURY. LENDER AND EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). LENDER AND EACH LOAN PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13(e).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives by their signatures below as of the date first above written.

[Signature Pages Follow]

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Nicholas Synan
~~J. Theodore Smith~~
Nicholas Synan
~~Administrative~~ Vice President

TRANSCAT, INC.

By:	/s/ Michael Tschiderer
Michael Tschiderer
Vice President of
Finance and Chief Financial Officer

Signature Page – Credit Facility Agreement

EXHIBIT A
FORM OF COMPLIANCE CERTIFICATE

TRANSCAT, INC.
COMPLIANCE CERTIFICATE

As of ______________

Definitions used in this Certificate have the meanings given to them in the Amended and Restated Credit Facility Agreement (“Credit Agreement”) dated ) October 30, 2017, as amended.

In connection with the [quarterly consolidated financial statements (“Quarterly Statements”) / annual consolidated financial statements (“Annual Statements”)] delivered to the Lender for the period ended [_______________________] (“Applicable Quarter” / “Applicable Year”] / [fourth Fiscal Quarter ended [______________]), as required by Section 6.1(c) of the Credit Agreement I hereby certify that:

(a)       [Note: clause (a) not required for 4th Quarter Certificate][The Annual Statements / The Quarterly Statements, subject to the absence of footnote disclosure and normal year-end audit adjustments] (i) fairly present in all material respects the consolidated] financial condition of the Borrower as of the last day of the [Applicable Year / Applicable Quarter], and the consolidated results of operations and cash flows of the Borrower for such period and (ii) excepting the cash flows, have been prepared in accordance with GAAP (or a reconciliation statement has been delivered together therewith conforming such consolidated financial statements to GAAP).

(b)       [No Default has occurred and is continuing and no Event of Default that has not been waived in writing by the Lender has occurred. / A Default has occurred and is continuing or an Event of Default that has not been waived in writing by the Lender has occurred, the nature of such Default or Event of Default is _________________________, such Default has existed and been continuing or Event of Default has existed during the period _________________________, and the Borrower has taken and/or proposes to take the following actions with respect thereto: ______________________________.]

(c)       Set forth below is a schedule of the computations determining compliance with the covenants contained in Article 8 of the Credit Agreement, which calculations are correct and accurately reflect the consolidated financial condition of the Borrower as of the end of the date shown above:

Credit Agreement Section	Covenant	Requirement	Calculation as of Above Date	Compliance (Yes/No)
8.1	Leverage Ratio	< 3.00:1.00	____:1.00
8.2	Fixed Charge Coverage Ratio	≥ 1.15:1.00	____:1.00
8.3	Capital Expenditures	< $5,500,000	$_____________

Exhibit A

The Leverage Ratio is _____:1.00. Based upon such ratio, the Applicable Rate will be set at Level ___.

(d)       With respect to the [Annual Statements / Quarterly Statements], [there are no changes in GAAP applied in the their preparation from GAAP as previously applicable that would affect the calculation of, or compliance with, Article 8 of the Credit Agreement / changes in GAAP applied in the their preparation from GAAP as previously applicable that would affect the calculation of, or compliance with, Article 8 of the Credit Agreement are __________________________________ , reconciled as follows: _______________________.

_________________________________

Transcat, Inc.

Chief Financial Officer

Dated: ___________________________

Exhibit A

EXHIBIT B
FORM OF REVOLVING CREDIT NOTE

Second AMENDED AND RESTATED REVOLVING CREDIT NOTE

~~$30,000,000~~	~~October 30, 2017~~
$40,000,000	May 18, 2020

This Second Amended and Restated Revolving Credit Note (“Note”) continues and evidences in part the obligations evidenced by, and amends, replaces and restates in its entirety, the Amended and Restated Revolving Credit Note (“Prior Note”), dated ~~August 26~~October 30, ~~2014~~2017, made by Transcat, Inc. (“Borrower”), a corporation organized under the laws of the State of Ohio, in favor of Manufacturers and Traders Trust Company, a New York banking corporation (“Lender”). Nothing contained in this Note shall be construed to be payment of the obligations of the Borrower under the Prior Note or to extinguish, release, or discharge, or constitute, create, or effect a novation of, or an agreement to extinguish, the obligations of the Borrower with respect to the Prior Note.

Borrower, for value received, hereby promises to pay to the order of Lender, the principal sum of ~~Thirty~~Forty Million Dollars ($~~30,000,000~~40,000,000) or if less, the amount of the Revolving Credit Loans loaned by the Lender to Borrower pursuant to the Credit Agreement (defined below), in lawful money of the United States of America and in immediately available funds, with interest on the unpaid principal balance hereof, for the period such balance is outstanding, at the rates of interest as provided in the Credit Agreement. Payments shall be due and payable on the dates and as provided in the Credit Agreement, with a final payment on the Revolving Credit Termination Date.

The date and amount of each Revolving Credit Loan made by the Lender to the Borrower under the Credit Agreement, and each payment of principal thereof, shall be recorded by the Lender on its books. The Lender’s records shall be presumed to be accurate absent manifest error.

This is a Revolving Credit Note referred to in that certain Amended and Restated Credit Facility Agreement, dated as of October 30, 2017 by and between Borrower and Lender (as the same has been and in the future may be modified, supplemented and replaced from time to time, the “Credit Agreement”), and evidences the Revolving Credit Loans made thereunder. All capitalized terms not defined herein shall have the meanings given to them in the Credit Agreement, and the terms of the Credit Agreement applicable to this Note are incorporated herein.

Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Note.

TRANSCAT, INC.

By: __________________________

Michael Tschiderer

Vice President of Finance

and Chief Financial Officer

Exhibit B

EXHIBIT C
FORM OF TERM LOAN B NOTE

TERM LOAN B NOTE

$15,000,000	December 10, 2018

Transcat, Inc. (“Borrower”), a corporation organized under the laws of the State of Ohio, for value received, hereby promises to pay to the order of Manufacturers and Traders Trust Company, a New York banking corporation (“Lender”), the principal sum of Fifteen Million Dollars ($15,000,000) in lawful money of the United States of America and in immediately available funds, with interest on the unpaid principal balance hereof, for the period such balance is outstanding, at the rates of interest as provided in the Credit Agreement. Payments shall be due and payable on the dates and as provided in the Credit Agreement, with a final payment on the Term Loan B Maturity Date.

This is the Term Loan B Note referred to in that certain Credit Facility Agreement, dated as of October 30, 2017 by and between Borrower and Lender (as the same has been and in the future may be modified, supplemented and replaced from time to time, the “Credit Agreement”), and evidences the Term Loan B made thereunder. All capitalized terms not defined herein shall have the meanings given to them in the Credit Agreement, and the terms of the Credit Agreement are incorporated herein.

Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Note.

TRANSCAT, INC.

By: __________________________

Michael Tschiderer

Vice President of Finance

Chief Financial Officer

Exhibit C

SCHEDULE 1.1
SECURITY DOCUMENTS

Master Security Agreement

Master Continuing Guaranty

Pledge Agreement

Patent Security Agreement

Trademark Security Agreement, as amended

UCC Financing Statements (Borrower and Loan Guarantors)

Deposit Control Agreements

Copyright Security Agreement (if required by Lender after the Closing Date)

Any and all joinder agreements, supplements, amendments, reaffirmations, or replacements and all supporting documents and agreements such as stock powers, endorsements, control agreement, and allonges

SCHEDULE 4.1
LOAN PARTIES’ JURISDICTIONS OF FORMATION AND QUALIFICATION

Transcat, Inc. is an Ohio corporation qualified to do business in ~~Texas~~Arizona, ~~New York~~California, Colorado, Florida, Idaho, Kentucky, Massachusetts, Missouri, Nebraska, New Jersey, New York, North Carolina, ~~Missouri, Colorado, California, Massachusetts,~~ Pennsylvania, ~~Tennessee and~~ Oregon, Texas, and Virginia.

United Scale & Engineering Corporation is a Wisconsin corporation qualified to do business in Michigan.

WTT Real Estate Acquisition, LLC is a New York limited liability company qualified to do business in Montana.

~~Anmar Metrology, Inc. is a California corporation.~~

SCHEDULE 4.4
EQUITY INTERESTS OF LOAN PARTIES AND RELATED MATTERS

As of June 30, 2017, 7,129,632 of the Borrower’s 30,000,000 authorized shares of common stock, par value $.50 per share, were issued and outstanding.

As of the Closing Date, the following subsidiaries are wholly-owned by the Borrower:

Transcat (Canada) Inc.

WTT Real Estate Acquisition, LLC

Anmar Metrology, Inc. (Anmar Metrology, Inc. merged with and into the Borrower effective as of March 28. 2020)

United Scale & Engineering Corporation

As of the Closing Date, Ulrich Metrology, Inc. is wholly-owned by Transcat (Canada) Inc.

As of the Closing Date, Nordcal Calibration, Inc. is wholly-owned by Ulrich Metrology, Inc.

SCHEDULE 4.5
LITIGATION

None

SCHEDULE 4.6
FINANCIAL CONDITION – UNDISCLOSED LIABILITIES

None

SCHEDULE 4.8
TAXES

None

SCHEDULE 4.9
locationS

~~[See attached]~~

Lab Name	Address	Sq. Ft.	Landlord
Boston	230 Ballardvale St. Wilmington, MA 01887	4,000	Ballardville Street L.P.
Charlotte	8334 Arrow Ridge Blvd., Suite B Charlotte, NC 28273	4,860	Pinebrook Center
Dayton	2056 S. Alex Road W. Carrollton, OH 45449	12,000	J.S. Davis Company
Denver	3251 Lewiston St., Ste. 12 Aurora, CO 80011	19,441	LIT Gateway Portfolio LLC
Irvine Sales Office	9790 Irvine Center Drive, Suite 100 Irvine, CA 92618	4,950	Lee Family Trust
Houston	1181 Brittmoore, Suite 600 Houston, TX 77043	10,333	John Raus
Los Angeles	1503 E Orangethorpe Ave, Unit A Fullerton, CA 92831	12,000	Birch Windell
Los Angeles	1503 E Orangethorpe Ave, Unit B Fullerton, CA 92831	6,224	Birch Windell
Ottawa, Canada	4043 Carling Avenue, Suite 110 Ottawa, ON K2K2A4	3,990	Merkburn Holdings
Philadelphia	100 Dobbs Lane, Suite 108-110 Cherry Hill, NJ 08034	10,800	Hillflex Associates
Phoenix	8240 S. Kyrene Rd., Suite 107 Tempe, AZ 85284	4,169	EJM Kyrene LLC
Portland	14058 SW Milton Court Portland, OR 97224	7,000	LWTE Development LLC
Puerto Rico	281 Matadero Road San Juan, PR 00920	1,560	Hilton Engineering
Rochester	35 Vantage Point Drive Rochester, NY 14624	48,500	Gallina Development
St. Louis	895-899 Bolger Court Fenton, MO 63026	5,600	PECL Investments, LLC
Toronto	916 Gateway Burlington, Ontario L7L 5K7	14,152	Canada Inc
Montreal	9900 Chemin de la Côte de Liesse Lachine, QC H8T1A1	27,533	Canada Inc.
United Scale	1322 Russett Court Green Bay, WI 54313-8904	3,320	1322 Russett Court, LLC
United Scale	4123 Terminal Dr. McFarland, WI 53558	6,000	MMI, LLC
United Scale	16725 W. Victor Rd. New Berlin, WI 53151-4132	16,000	L.A. Victor, LLC
Ft. Wayne	3020 Congressional Parkway Fort Wayne, IN 46808	3,600	Highwater Holdings, LLC

San Diego	7726 Arjons Dr. San Diego, CA 92126	5,500	Martin Bakker
Spectrum Technologies	1228 PA-487 Paxinos, PA 17860	14,520	H&H Realty
Angel’s Instrumentation	928 Canal Drive, Chesapeake, Virginia 23323	4,400	AI, LLC
Pittsburgh	402-403 Georgian Place Somerset, PA 15501	6,255	Soar Somerset LLC
TTE	77 Main Street Hopkinton, MA 01748	6,070	Hopkinton Business Center, LLC

SCHEDULE 4.14
INTELLECTUAL PROPERTY

~~REGISTERED PATENT (USPTO)~~

~~Application No. 11/747,352, which published as Publication No. 2008/0278493, is registered to the Borrower.~~

REGISTERED TRADEMARKS (USPTO)

The following trademarks are registered to the Borrower:

Registration No. 2,920,736 for ‘CALTRAK’;

Registration No. 3,812,670 for ‘TRANSCAT’; and

Registration No. 5,204,060 for ‘C3’.

Registration No. 4,946,466 for GMP SELECT

The following are trademark applications pending before the USPTO owned by Borrower:

Application Serial No. 87/432,245 for PROCISION

Application Serial No. 88/583,860 for TURBOCAL

REGISTERED TRADEMARKS (CANADA)

Registration No. TMA968511 for ‘TRANSCAT’; and

Registration No. TMA669617 for ‘CALTRAK’.

REGISTERED TRADEMARKS (PUERTO RICO)

Registration No. 63,356 for ‘CALTRAK’.

REGISTERED COPYRIGHTS (U.S. Copyright Office)

Copyright No. CSN0031625 for ‘Transcatalog : a handbook of calibration, temperature instrumentation & accessories’ is registered to the Borrower.

SCHEDULE 4.16
SUBSIDIARIES AND JOINT VENTURES

None except those listed on Schedule 4.4

SCHEDULE 4.17
ERISA MATTERS

None

SCHEDULE 4.20
AFFILIATE TRANSACTIONS

None

SCHEDULE 7.1
PERMITTED INDEBTEDNESS

Lien evidenced by UCC financing statement File Number OH00197096794 filed 1/29/16 with the Ohio Department of State, limited to security interests in equipment leased to Borrower by IKON Financial Services

SCHEDULE 7.2
LIENS

None

SCHEDULE 7.4
INVESTMENTS

None

SCHEDULE 7.10
RESTRICTIVE AGREEMENTS

None

SCHEDULE 9.1
ENVIRONMENTAL MATTERS

None